Exhibit 1

INFORMATION PROSPECTUS ON THE SOLICITATION OF VOTING PROXIES

on the request for the grant of proxies for the exercise of voting rights at the Ordinary Shareholders’ Meeting of Telecom Italia S.p.A., called on 29 March 2019 11:00 a.m., in a single call, at Viale Toscana, 3, Rozzano (Milan),

PROMOTER

Vivendi S.A.

ISSUER

Telecom Italia S.p.A.

PARTY ENGAGED TO SOLICIT AND GATHER PROXIES AND DELEGATED TO EXPRESS VOTES AT THE SHAREHOLDERS’ MEETING

For information, call the toll-free number

or from abroad call: +39 06 45212832

Service available from Monday through Friday from 10 AM until 7 PM or visit the website: www.morrowsodali-transactions.com

or send an e-mail to: assemblea.telecom2019@morrowsodali.com

This solicitation of proxies is governed by Articles 136 et seq. of Legislative Decree no. 58 of 24 February 1998, as subsequently supplemented and amended (Testo Unico Finanziario or “CFA”) and Articles 135 et seq. of Consob Regulation no. 11971 of 14 May 1999 as subsequently supplemented and amended (“Issuers Regulation”).

This Information Prospectus is dated 24 February 2019

QUESTIONS AND ANSWERS ON THE REASONS FOR THE SOLICITATION PROMOTED BY VIVENDI S.A. AND ON TELECOM ITALIA S.P.A.’S SHAREHOLDERS’ MEETING SCHEDULED FOR 29 MARCH 2019

1.	Why are we asking for your proxy?

Vivendi S.A. (“Vivendi”), in its capacity as largest shareholder of Telecom Italia S.p.A. (“Telecom Italia” or “TIM” or the “Issuer”), has promoted this solicitation of voting proxies with reference to the following items listed on the agenda of the ordinary Shareholders’ Meeting of Telecom Italia convened, on single call, on 29 March 2019 (the “Solicitation”):

•	Revocation of no. 5 (five) Directors in the persons of Messrs. Fulvio Conti, Alfredo Altavilla, Massimo Ferrari, Dante Roscini and Ms. Paola Giannotti de Ponti

•

Appointment of no. 5 (five) Directors in the persons of Mr. Franco Bernabè, Mr. Rob van der Valk, Ms. Flavia Mazzarella, Mr. Gabriele Galateri di Genola and Mr. Francesco Vatalaro, in replacement of the revoked directors pursuant to the previous item on the agenda

Please note that the request to discuss in a shareholders’ meeting the items on the agenda for which the Solicitation is launched was made by Vivendi on 14 December 2018 pursuant to Article 2367 of the Italian Civil Code.

The current Board of Directors of the Company, appointed by the Shareholders’ Meeting held on 4 May 2018, is composed of 15 members who shall remain in office until the approval of the financial statements as at 31 December 2020.

Ten members of the Board of Directors were selected from the slate submitted by Elliott International LP, Elliott Associates LP and The Liverpool Limited Partnership (jointly, “Elliott”).

The remaining five members of the Board of Directors were selected from the slate submitted by Vivendi.

It is Vivendi’s opinion that the current Board majority nominated by Elliott, and most notably certain of them, is responsible of a number of serious and repeated violations of fundamental corporate governance rules, with serious damages to a sound and efficient management of the Company, to the results, the image and credibility of the Company on the markets and, consequently, to all TIM shareholders.

As explained in detail below, such violations are related, among other things, to:

•

the decision not to promptly call a Shareholders’ Meeting for the appointment of the external auditors, against the recommendation of the Board of Statutory Auditors and the best interest of the Company;

•

the decision, adopted by the majority of the Board of Directors on 8 November 2018, regarding the goodwill write-down for an amount of about Euro 2 billion taken in the absence of any review of the main targets of the strategic plan and without considering the recovery plan prepared by CEO Amos Genish in office at that time;

•

the revocation of all the powers conferred to Amos Genish as CEO resolved upon by the majority of the Board of Directors on 13 November 2018, at a Board of Directors meeting called with a notice of only 12 (night-time) hours absent the “urgent basis” necessary to compress the right of the directors to be informed duly in advance on the resolutions to be discussed in order to allow them to effectively participate to the discussion and exercise their rights;

•	the appointment of the current CEO of TIM by the majority of the Board of Directors on 18 November 2018 in breach of the rules adopted by TIM for the succession of the CEO.

At a crucial time when TIM is set to implement its strategic plan while facing structural and systemic challenges that impose the adoption of well-considered solutions by a truly independent Board of Directors, the current composition of the Board of Directors is not suitable to ensure to the Company a solid, accountable and coherent guide.

Vivendi is not a speculative fund trying to pursue short-term gains by breaking up companies, while at the same time minimizing its downside exposure through derivative instruments. Vivendi is an industrial anchor shareholder, which has made a very relevant financial investment in TIM (approximately Euro 4 billion) and that, precisely for this reason, seriously and credibly, cultivates a long–term perspective with the aim of contributing to maximize the value growth of TIM’s business for the benefit of all its stakeholders.

In this respect, Vivendi believes that TIM’s fixed network is core to its value creation. Vivendi is ready to support a merger of Open Fiber with TIM, if the conditions are right and fair from an operational, financial and regulatory standpoint, and overseen by a Board controlled by truly independent directors.

Accordingly, Vivendi considers it essential that the serious shortcomings in the governance of TIM be removed as soon as possible to prevent any further damages and that the necessary safeguards and conditions to allow the Company to focus on achieving its strategic objectives be promptly restored.

***

For further information on Vivendi’s proposals and how such proposals would contribute to enrich the Company’s corporate governance, please see Paragraph 2, Section III below, and the presentation “Restoring Value for Telecom Italia” annexed to this information prospectus (the “Prospectus”).

2.	What information does this prospectus contain?

The Prospectus contains information on the purposes of the Solicitation promoted by Vivendi, in relation to its proposed resolutions, as well as to the Shareholders’ Meeting, in order to enable you to make an informed decision on the vote to be cast and on whether or not to accept this Solicitation.

3.	What are Vivendi’s proposed resolutions?

Vivendi’s proposed resolutions concern the sixth and seventh items listed on the agenda of the Shareholders Meeting, as supplemented by the notice supplemental agenda of the Shareholders’ Meeting of 22 February 2019.

ITEM ON THE AGENDA	VIVENDI’S PROPOSED RESOLUTION
Sixth item on the agenda: • Revocation of no. 5 (five) Directors in the persons of Messrs. Fulvio Conti, Alfredo Altavilla, Massimo Ferrari, Dante Roscini and Ms. Paola Giannotti de Ponti

“The shareholders meeting of Telecom Italia S.p.A. resolves to immediately revoke Messrs. Fulvio Conti, Alfredo Altavilla, Massimo Ferrari, Dante Roscini and Ms. Paola Giannotti de Ponti from their office as directors of the Company, granting the pro-tempore legal representative of the Company, and in case of his inaction, the supervisory board, with the power to fulfill the related registrations with the competent Companies’ Register”.

Voting indication: IN FAVOR

Seventh item on the agenda:

•  Appointment of no. 5 (five) Directors in the persons of Mr. Franco Bernabè, Mr. Rob van der Valk, Ms. Flavia Mazzarella, Mr. Gabriele Galateri di Genola and Mr. Francesco Vatalaro, in replacement of the revoked directors pursuant to the previous item on the agenda.

“The shareholders meeting of Telecom Italia S.p.A., considering the revocation of Messrs. Fulvio Conti, Alfredo Altavilla, Massimo Ferrari, Dante Roscini and Ms. Paola Giannotti de Ponti from their office as directors of the Company, resolves to appoint as directors of the Company, in replacement of the revoked directors, Mr. Franco Bernabè, Mr. Rob van der Valk, Ms. Flavia Mazzarella, Mr. Gabriele Galateri di Genola and Mr. Francesco Vatalaro, who will be in office until the expiration of the current Board of Directors, and therefore, until the approval of the financial statements as of 31 December 2020”.

Voting indication: IN FAVOR

4.	What do I have to do to accept the Solicitation and vote in favor of Vivendi’s proposals?

Telecom Italia shareholders who intend to accept this Solicitation must use the proxy form attached to this Prospectus which – once duly filled in—must be received by 2 p.m. on 28 March 2019, and sent using one of the following methods:

•	by e-mail to: assemblea.telecom2019@morrowsodali.com; or

•	by fax to numbers: +39 06 45212861 – +39 06 45212862 – +39 06 485747 or

•	by registered letter, courier or hand delivery to: Morrow Sodali, via XXIV Maggio, 43, 00187 – Rome, Italy.

The shareholders must also request their intermediary to notify to Telecom Italia their entitlement to attend the Shareholders’ Meeting and to exercise voting rights in accordance with Article 83-sexies of the CFA, on the basis of the accounting records as of the end of the record date 20 March 2019.

Only those who will be entitled to attend and to vote at the Shareholders’ Meeting as of 20 March 2019 may accept the Solicitation and grant a proxy to Vivendi in accordance with the methods described above.

In accordance with indications set forth in the notice of call of the Shareholders’ Meeting, the shareholders having shares on deposit with Telecom Italia must use the usual communication channels available to them.

5.	What should I do if I do not wish to accept the Solicitation but do intend to vote in favor of the Vivendi’s proposals?

Telecom Italia shareholders who do not intend to accept this Solicitation but nonetheless intend to vote in favor of the proposals submitted by Vivendi may do so as follows:

•	by personally attending the Shareholders’ Meeting and voting in favor of such proposals;

•

by granting a suitable proxy and giving instructions to a representative of their own choosing to vote in favor of such proposals; to such end, the proxy form available at Telecom Italia’s registered office and at the internet address: www.telecomitalia.com/assemblea may be used; or

•

by exercising their voting rights remotely and voting in favor of such proposals: (i) online through the dedicated section of the website www.telecomitalia.com/assemblea, in accordance with the methods and subject to the limits described therein, starting on 8 March 2019 and until midnight (CET) on 28 March 2019; or (ii) by correspondence, using the form available at the registered office and downloadable from the website www.telecomitalia.com/assemblea starting on 8 March 2019, until the final deadline of 28 March 2018.

The shareholders must also ask their own intermediary to notify Telecom Italia of their entitlement to attend the Shareholders’ Meeting and to exercise voting rights in accordance with Article 83-sexies of the CFA, on the base of the accounting records as of the end of the record date 20 March 2019.

Only those who will be entitled to attend and to vote at the Shareholders’ Meeting as of 20 March 2019 may vote in favor of the proposals submitted by Vivendi in accordance with the methods described above.

In accordance with indications set forth in the notice of call of the Shareholders’ Meeting, (i) the shareholders having shares on deposit with Telecom Italia must use the usual communication channels available to them; (ii) the holders of ADRs listed on the New York Stock Exchange and representing ordinary Telecom Italia shares must contact JP Morgan Chase Bank (P.O. Box 64504 St. Paul, MN 55164-0854; telephone +1 651 453 2128 for calls from countries other than the United States; +1 800 990 1135 for calls from the United States; e-mail address: jpmorgan.adr@eq-us.com).

In this respect please note that this Solicitation is not addressed, directly or indirectly, and it shall not be accepted, directly or indirectly, by persons domiciled in countries where a specific authorization is required.

6.	Are there other matters on the agenda of the Shareholders’ Meeting?

The Shareholders’ Meeting convened on 29 March 2019 is also called to resolve upon the following items listed on the agenda that are not covered by this Solicitation.

•	Financial statements as at 31 December 2018—approval of the financial statements documentation;

•	Distribution of a privileged dividend to savings shares through utilization of reserves;

•	Report on remuneration—resolution on the first section;

•	Update of one of the performance conditions of the incentive plan based on financial instruments approved by the Shareholders’ Meeting of 24 April 2018;

•	Appointment of the external auditors for the period 2019-2027.

Pursuant to Article 138, paragraph 3, of the Issuers Regulation, Telecom Italia shareholders are entitled to express their vote for all of the matters on the agenda, even if not subject to this Solicitation, by filling and signing the proxy form attached to this Prospectus.

TABLE OF CONTENTS

SECTION I – INFORMATION ON THE ISSUER AND THE SHAREHOLDERS’ MEETING	10

1. Company name and registered office of the Issuer	10

2. Day, time and location of the Shareholders’ Meeting	10

3. Matters listed on the agenda	10

4. List of the documentation submitted by the Issuer in view of the Shareholders’ Meeting and indication of the website on which such documentation will be available	11

SECTION II – INFORMATION ON THE PROMOTER	14

1. Company name and legal form of the Promoter	14

2. Registered office of the Promoter	14

3. Holders of significant shareholdings and persons who exercise, also jointly, control over the Promoter. Description of the contents of shareholders’ agreements concerning such company	14

4. Description of business	15

5. Indication of the number and classes of securities of the Issuer held by the Promoter and by companies belonging to the Promoter’s group, with specification of the title of possession and percentage of share capital held. Indication of the securities in relation to which it is possible to exercise voting rights	19

6. Promoter’s grant of usufruct or pledge over the Telecom Italia securities or execution of loan or repurchase agreements on such securities, with indication of the quantity of securities and the party holding the voting right	19

7. Financial position assumed by the Promoter or by companies belonging to its group through derivative instruments or contracts having Telecom Italia securities as their underlying	19

8. Situations of conflicts of interest envisaged under Article 135-decies CFA, and any other situation of conflicts of interest that the Promoter may have, directly or indirectly, with Telecom Italia	19

9. Indication of any loans received for the promotion of the Solicitation	20

10. Identification of any attorneys-in-fact	20

SECTION III – INFORMATION ON THE VOTE	21

1. Indication of the specific proposed resolutions, or any recommendations, declarations or other indications that are intended to accompany the request for grant of the proxies	21

2. Indication of the reasons on the basis of which the Promoter proposes the exercise of the voting rights in accordance with the modalities indicated under the Prospectus and the relevant proxy form. Indication on the possible plans of the Issuer related to the Solicitation	22

3. Conformity of the proxy to the Promoter’s proposals	32

4. Further information	33

1. Validity of the proxy	34

2. Deadline within which the form must be submitted to the Promoter	34

3. Exercise of the vote by the Promoter differently from the relevant proposal	35

4. Revocation of the proxy	35

SECTION V – DECLARATION OF RESPONSIBILITY	36

SECTION I – INFORMATION ON THE ISSUER AND THE SHAREHOLDERS’ MEETING

1.	Company name and registered office of the Issuer

The issuer of the shares in relation to which the voting proxy is requested is Telecom Italia S.p.A., an Italian company with registered office at Via Gaetano Negri, 1, 20123 Milan, tax code and registration with the Companies Register of Milan 00488410010. The Telecom Italia shares are traded in Italy on the Electronic Stock Exchange (Mercato Telematico Azionario), ISIN Code IT0003497168.

2.	Day, time and location of the Shareholders’ Meeting

The Ordinary Meeting of the Shareholders of Telecom Italia has been called on 29 March 2019, 11:00 a.m., in a single call, at Viale Toscana, no. 3 Rozzano (Milan), (the “Shareholders’ Meeting”).

The notice of call and the supplemental notice of the Shareholders’ Meeting are available on Telecom Italia’s website www.telecomitalia.com/agm.

3.	Matters listed on the agenda

The matters listed on the agenda of the Shareholders’ Meeting are set forth below:

•	Financial statements as at 31 December 2018—approval of the financial statements documentation;

•	Distribution of a privileged dividend to savings shares through utilization of reserves;

•	Report on remuneration—resolution on the first section;

•	Update of one of the performance conditions of the incentive plan based on financial instruments approved by the Shareholders’ Meeting of 24 April 2018;

•	Appointment of the external auditors for the period 2019-2027;

•	Revocation of no. 5 (five) Directors in the persons of Messrs. Fulvio Conti, Alfredo Altavilla, Massimo Ferrari, Dante Roscini and Ms. Paola Giannotti de Ponti;

•

Appointment of no. 5 (five) Directors in the persons of Mr. Franco Bernabè, Mr. Rob van der Valk, Ms. Flavia Mazzarella, Mr. Gabriele Galateri di Genola and Mr. Francesco Vatalaro, in replacement of the revoked directors pursuant to the previous item on the agenda.

Please note that the request to discuss in a Shareholders’ Meeting the items on the agenda for which the Solicitation is launched was made by Vivendi on 14 December 2018 pursuant to Article 2367 of the Italian Civil Code.

4.	List of the documentation submitted by the Issuer in view of the Shareholders’ Meeting and indication of the website on which such documentation will be available

At the date of this Prospectus, Telecom Italia has made available to the public, on its website, www.telecomitalia.com/agm and at its registered office and at the storage mechanism “1INFO” (www.1Info.it), the following documentation:

•	the notice of call of the Shareholders’ Meeting;

•	the notice supplemental agenda of the Shareholders’ Meeting;

•	the explanatory report proposed by Vivendi S.A. pursuant to Article 125-ter, paragraph 4, of CFA on the fifth, sixth and seventh matters on the agenda;

•	the explanatory report containing the “Considerations” of TIM’s Board of Directors pursuant to Article 125-ter, paragraph 3, of CFA;

•	the recommendation of TIM’s Board of Statutory Auditors regarding the appointment of the external auditors for the period 2019-2027;

•	the proxy form that shareholders may use to appoint a representative of their own choosing to attend the Shareholders’ Meeting pursuant to Article 2372 ICC.

It should be recalled that the shareholders are entitled to view and to obtain a copy, at their own expense, of all of the documentation filed at the Issuer’s registered office in accordance with Article 130 of CFA.

It should be noted, furthermore, that Telecom Italia’s Board of Directors decided not to designate a representative in accordance with Article 135-undecies of the CFA.

* * *

As of the date of this Prospectus, the following documentation is available on the Promoter’s website, www.vivendi.com, and on the website of the party entrusted with the Solicitation and gathering of the proxies, www.morrowsodali-transactions.com:

•	the explanatory report presented by Vivendi S.A. pursuant to Article 125-ter, paragraph 4, of CFA on the fifth, sixth and seventh matters on the agenda;

•	the notice of Solicitation of proxies promoted by Vivendi;

•	this Prospectus; and

•	the proxy form that the ordinary shareholders of Telecom Italia may use to accept the Solicitation promoted by Vivendi;

•	the presentation “Restoring Value for Telecom Italia”, that is also annexed to this Prospectus.

In order to obtain a copy of the documentation made available by Vivendi, the ordinary shareholders of Telecom Italia may also, in addition to downloading it directly from the websites indicated above, receive it by mail by sending a request using any of the following methods:

•	by e-mail to: assemblea.telecom2019@morrowsodali.com; or

•	by fax to numbers: +39 06 45212861 – +39 06 45212862 – +39 06 485747; or

•	by registered letter, courier or hand delivery to: Morrow Sodali, via XXIV Maggio, 43, 00187 – Rome (RM), Italy.

Following such request, Vivendi will send the documentation without any burden or expense of charge to the requesting shareholder.

* * *

The ordinary shareholders of Telecom Italia who intend TO ADHERE to the Solicitation promoted by Vivendi must use EXCLUSIVELY the proxy form available on the websites www.vivendi.com and www.morrowsodali-transactions.com following the instructions set forth in Section IV below.

The shareholders of Telecom Italia who DO NOT intend to accept the Solicitation promoted by Vivendi but do wish TO VOTE IN FAVOR of the proposals presented by Vivendi may do so as follows:

•	by personally attending the Shareholders’ Meeting and voting in favor of such proposals;

•

by granting a suitable proxy and giving instructions to a representative of their own choosing to vote in favor of such proposals; to such end, the proxy form available at Telecom Italia’s registered office and at the internet address: www.telecomitalia.com/assemblea may be used; or

•

by exercising their voting rights remotely and voting in favor of such proposals: (i) online through the dedicated section of the website www.telecomitalia.com/assemblea, in accordance with the methods and subject to the limits described therein, starting on 8 March 2019 and until 28 March 2019; or (ii) by correspondence, using the form available at the Registered Office and downloadable from the website www.telecomitalia.com/assemblea starting on 8 March 2019, until the final deadline of 28 March 2019.

SECTION II – INFORMATION ON THE PROMOTER

1.	Company name and legal form of the Promoter

The party who intends to promote the Solicitation of voting proxies according to this Prospectus is Vivendi S.A. (“Vivendi” or the “Promoter”).

Vivendi is a French société anonyme with a Management Board (Directoire) and a Supervisory Board (Conseil de Surveillance), with a share capital equal to Euro 7,184,288,078.00, registered with the Registre du Commerce et des Sociétés of Paris under number 343 134 763.

The Promoter has appointed Morrow Sodali (the “Representative”) to carry out the collection of voting proxies and to vote at the Shareholders’ Meeting, exercising the proxies granted following and in the context of this Solicitation. The Representative has its registered office at via XXIV Maggio, 43, 00187 – Rome.

By adhering to the Solicitation and granting the proxy to the Representative, shareholder confers to the Representative the power to represent such shareholder at the Shareholders’ Meeting of TIM and exercise the voting rights in accordance with the instructions given by such shareholder.

The voting proxy may be granted by both retail investors and institutional investors.

2.	Registered office of the Promoter

The Promoter has its registered office at 42, Avenue de Friedland, 75380 Paris, France.

3.	Holders of significant shareholdings and persons who exercise, also jointly, control over the Promoter. Description of the contents of shareholders’ agreements concerning such company

At the date of this Prospectus, Vivendi’s share capital amounts to Euro 7,184,288,078.00, divided into no. 1,306,234,196 shares, each with a nominal value equal to Euro 5.50.

At the date of this Prospectus, there are no shareholders’ agreements concerning and/or related to Vivendi’s shares. As announced through two press releases published, respectively, on 12 May 2017 and on 1 September 2017, Groupe Bolloré declared the existence, following the General Shareholders’ Meeting of the Vivendi Group on 25 April 2017, of a control position on Vivendi in accordance with IFRS 10 – Consolidated Financial Statements and, for the effect, wholly consolidated its investment on Vivendi from 26 April 2017 in accordance with IFRS 3.

To the Promoter’s Management’s Board knowledge, as of 31 December 2018, the significant shareholders who hold registered shares or who have notified their shareholding in accordance with the applicable legal framework are:

Shareholder	% of the share capital	% of the voting rights (gross)	Number of shares	Number of voting rights (gross)
Groupe Bolloré	26.28	28.51	343,224,948	395,657,787
Société Générale *	4.64	4.36	60,553,851	60,553,851
BlackRock Inc. (UK)	3.68	3.44	48,068,734	47,762,900
CDC-BPI/DFE	2.96	2.85	38,726,199	39,575,649
PEG Vivendi	2.44	3.50	31,840,875	48,627,787
DNCA Finance	0.59	1.03	7,726,518	14,326,518
Treasury shares	2.93	2.76	38,263,651	38,263,651
Other shareholders	56.49	53.54	737,829,420	743,120,931
Total	100.00	100.00	1,306,234,196	1,387,889,074

4.	Description of business

Vivendi is the holding company of an integrated group which operates in the media, content and communications sectors. It operates businesses throughout the media value chain, from talent discovery to the creation, production and distribution of contents.

In 2018, Vivendi group recorded revenues of Euro 13,932 million and at 31 December 2018 employed more than 41,000 people in the world.

Please find below a summary description of Vivendi Group’s core businesses, and namely:

(i)	music;

(ii)	television and cinema;

(iii)	communications;

(iv)	video games;

(v)	publishing;

(vi)	intellectual property, events and live performance, ticketing; and

(vii)	video platforms.

A.	MUSIC

Music is Vivendi’s most significant business through its wholly-owned subsidiary Universal Music Group (“UMG”). A major player in a music industry, UMG is Vivendi’s flagship asset, a driving force in a dynamic market, discovering new talent and constantly adapting to new forms of music consumption.

UMG has the following operating lines of business:

(i)

recorded music: this business is dedicated to discovering and developing recording artists, marketing and promoting their music across a wide array of formats and platforms. The relevant activities also concern other areas, such as brand right management and sponsorship;

(ii)

music publishing: this business - operated through Universal Music Publishing Group (“UMPG”), one of the world’s largest music publishing companies - consists in acquiring the rights to musical compositions and licensing those compositions for use in a variety of formats. UMPG owns and controls a vast catalog of original music and arrangements and offers this music for the relevant use in films, television, advertising and new media industries as an alternative way of utilizing the license; and

(iii)

merchandising and promoting activities: this business is developed by Bravado, a wholly-owned subsidiary of UMG. In particular, Bravado is the only global full service merchandising and promoting company. Bravado also licenses right to an extensive network of third parties licensees around the world.

The digital revolution has drastically transformed the music business model in recent years. Streaming, and particularly subscription, has developed significantly, overtaking downloading in many countries. UMG supports these new consumption methods, particularly through partnerships with both established and emerging digital businesses.

B.	TELEVISION AND CINEMA

Vivendi is a major player in television and cinema in France and internationally via its wholly-owned subsidiary Canal+ Group, France’s largest audiovisual media group. Canal+ Group is a leading producer of exclusive and special-interest channels as well as a leader in the bundling and distribution of pay-TV packages in France, in some 25 countries in Africa, in Poland, in Vietnam, and lastly in Myanmar.

In addition, Canal+ Group is a major player in free-to-air television with three French national channels and an advertising agency.

Canal+ Group’s subsidiary Studiocanal is Europe’s top movie studio, leading the market in the production and distribution of feature films and TV series and owning one of the world’s largest catalogs.

C.	COMMUNICATIONS

Vivendi is present in the communications sector through its subsidiary Havas Group, one of the world’s largest global communications groups. The Havas Group employs about 20,000 people in over 100 countries around the world.

Havas’ mission is to be the world’s best company at creating meaningful connections between people and brands through creativity, media and innovation. It gives Vivendi a unique positioning in an environment in which content, distribution and communications are converging.

The Havas Group has three main business units covering all areas of communications: creativity, media, as well as healthcare and wellness.

D.	VIDEO GAMES

Vivendi is present in the video games business through Gameloft, a leader in the creation and publishing of digital games and one of the top innovators in its field. The company creates games for all digital platforms and owns the most comprehensive distribution network and marketing in the digital games industry.

Gameloft enjoys world-renowned expertise, with 189 free-to-play smartphone games developed in its 19 design studios, and more than 98 million players a month on average in 2018.

E.	PUBLISHING

Vivendi is present in the publishing business through its subsidiary Editis, the second-largest French-language publishing group. Editis encompasses some fifty prestigious publishing houses (Nathan, Robert Laffont, Julliard, Plon, Belfond, Presses de la Cité,

Pocket, Solar, …). With a large portfolio of internationally-acclaimed authors, 4,000 new books published each year and a catalogue of more than 45,000 titles, Editis is active in the fields of fiction, children’s books, non-fiction, graphic and illustrated books, educational and reference books. Editis employs 2,400 people.

F.	INTELLECTUAL PROPERTY, EVENTS AND LIVE PERFORMANCE, TICKETING

(i) Intellectual Property

Vivendi	produces more and more content with its artists and now its brands.

For instance, since its acquisition by Vivendi in 2016, the Paddington brand has been developed further through numerous strategic partnerships to become a global franchise. The way the Paddington franchise leveraged Vivendi’s value chain to grow embodies great synergies within the Vivendi group.

(ii) Events and Live Performance

From concerts and festivals to shows and plays, Vivendi is actively involved in developing strong positions in live entertainment as a key element of the entertainment value chain of which it is present at every stage. The Group owns venues in France (L’Olympia, Théâtre de l’Oeuvre) and Africa (CanalOlympia). It also owns some 20 festivals globally and has concluded partnerships with numerous others.

Sports have always been a main focus of Vivendi’s development. Vivendi Sports’ aim is to design and organize sporting competitions on the African continent. The competitions closely interact with the Group’s different activities. Road cycling was the focus of the first competition being organized and other sporting events will be announced in the future.

(iii) Ticketing

Vivendi brings together innovative and agile businesses in the digital sector, in particular SeeTickets, a market leader with powerful brands such as SeeTickets, Digitick and Paylogic, specialized in the online sale and distribution of tickets for musical performances, sporting and cultural events in the UK, France, Spain, Germany, Belgium, the Netherlands and the US.

G.	VIDEO PLATFORMS

Vivendi owns 100% of Dailymotion, one of the leading video platforms in the world with a reach of 300 million unique users per month globally. Now focusing on premium video sourced from trusted international content providers, Dailymotion has pivoted to become the go-to place where users can get their daily dose of must-see videos. The “new” Dailymotion comes in the shape of a completely redesigned user experience, along with innovative monetization services to further attract world-class partners and build its audience.

5.

Indication of the number and classes of securities of the Issuer held by the Promoter and by companies belonging to the Promoter’s group, with specification of the title of possession and percentage of share capital held. Indication of the securities in relation to which it is possible to exercise voting rights

As of the date of this Prospectus, Vivendi holds 3,640,109,990 ordinary shares representing 23.943% of Telecom Italia’s ordinary share capital.

The ordinary shares in Telecom Italia held by the Promoter are freely transferable and each share confers a voting right in all ordinary and extraordinary Shareholders’ Meetings, as well as the other ownership and administrative rights provided under applicable provisions of law and the by-laws.

6.

Promoter’s grant of usufruct or pledge over the Telecom Italia securities or execution of loan or repurchase agreements on such securities, with indication of the quantity of securities and the party holding the voting right

As of the date of this Prospectus, the Promoter has not entered into repurchase or securities lending agreements, or agreements granting rights of usufruct or pledge concerning the Issuer’s shares, nor has it undertaken other commitments of any other nature having the Issuer’s shares as an underlying (such as, merely by way of example, option, future, swap or forward contracts on such financial instruments) either directly or through fiduciary companies or agents or through subsidiaries.

7.	Financial position assumed by the Promoter or by companies belonging to its group through derivative instruments or contracts having Telecom Italia securities as their underlying

The Promoter and the companies belonging to the Promoter’s group have not taken financial positions through derivative instruments or contracts having Telecom Italia securities as their underlying.

8.	Situations of conflicts of interest envisaged under Article 135-decies CFA, and any other situation of conflicts of interest that the Promoter may have, directly or indirectly, with Telecom Italia

None of the situations of conflicts of interest referred to under Article 135-decies CFA exists, apart from the following: as of the date of this Prospectus, Vivendi holds 3,640,109,990 ordinary shares, representing 23.943% of Telecom Italia’s ordinary share capital, is Telecom Italia’s largest shareholder and qualifies as a related party.

9.	Indication of any loans received for the promotion of the Solicitation

The Promoter has not received loans for the promotion of this Solicitation of proxies.

10.	Identification of any attorneys-in-fact

For purposes of exercising the proxy referred to in this Solicitation, the Promoter hereby reserves the right to avail itself of the attorneys-in-fact indicated by the Representative, namely:

•	Andrea Di Segni born in Roma on 17/04/1966, Tax Code DSGNDR66D17H501N

•	Fabio Bianconi born in Urbino on 14/05/1980, Tax Code BNCFBA80E14L500I;

•	Renato Di Vizia born in Capaccio (SA) on 26/08/1970, Tax Code DVZRNT70M26B644G.

•	Guido Maniglio born in Roma on 24/05/1986, Tax Code MNGGDU86E24H501O

In relation to such persons, to the Promoter’s knowledge, none of the situations of conflicts of interest referred to in Article 135-decies of the CFA exists.

SECTION III – INFORMATION ON THE VOTE

1.	Indication of the specific proposed resolutions, or any recommendations, declarations or other indications that are intended to accompany the request for grant of the proxies

The Solicitation concerns the sixth and seventh items on the agenda set forth in the notice of call of the Shareholders’ Meeting, as supplemented on 22 February 2019.

The Solicitation of proxies is aimed at ensuring the approval of the following proposed resolutions formulated by Vivendi.

* * *

ITEM ON THE AGENDA	VIVENDI’S PROPOSED RESOLUTION
Sixth item on the agenda: • Revocation of no. 5 (five) Directors in the persons of Messrs. Fulvio Conti, Alfredo Altavilla, Massimo Ferrari, Dante Roscini and Ms. Paola Giannotti de Ponti

“The shareholders meeting of Telecom Italia S.p.A. resolves to immediately revoke Messrs. Fulvio Conti, Alfredo Altavilla, Massimo Ferrari, Dante Roscini and Ms. Paola Giannotti de Ponti from their office as directors of the Company, granting the pro-tempore legal representative of the Company, and in case of his inaction, the supervisory board, with the power to fulfill the related registrations with the competent Companies’ Register”.

Voting indication: IN FAVOR

Seventh item on the agenda:

•  Appointment of no. 5 (five) Directors in the persons of Mr. Franco Bernabè, Mr. Rob van der Valk, Ms. Flavia Mazzarella, Mr. Gabriele Galateri di Genola and Mr. Francesco Vatalaro, in replacement of the revoked directors pursuant to the previous item on the agenda

“The shareholders meeting of Telecom Italia S.p.A., considering the revocation of Messrs. Fulvio Conti, Alfredo Altavilla, Massimo Ferrari, Dante Roscini and Ms. Paola Giannotti de Ponti from their office as directors of the Company, resolves to appoint as directors of the Company, in replacement of the revoked directors, Mr. Franco Bernabè, Mr. Rob van der Valk, Ms. Flavia Mazzarella, Mr. Gabriele Galateri di Genola and Mr. Francesco Vatalaro, who will be in office until the expiration of the current Board of Directors, and therefore until the approval of the financial statements as of 31 December 2020”.

Voting indication: IN FAVOR

In connection with the seventh item on the agenda, the curricula vitae of each candidate as member of the Board of Directors (Franco Bernabè, Rob van der Valk, Flavia Mazzarella, Gabriele Galateri di Genola and Francesco Vatalaro) are attached to this Prospectus.

2.

Indication of the reasons on the basis of which the Promoter proposes the exercise of the voting rights in accordance with the modalities indicated under the Prospectus and the relevant proxy form. Indication on the possible plans of the Issuer related to the Solicitation

Please find below – with respect to each of the matters listed on the agenda under this Solicitation—the reasons for the proposals in relation to the exercise of the voting rights that are being submitted by the Promoter in accordance with the modalities indicated under the Prospectus.

•	Revocation of no. 5 (five) Directors in the persons of Messrs. Fulvio Conti, Alfredo Altavilla, Massimo Ferrari, Dante Roscini and Ms. Paola Giannotti de Ponti

The current Board of Directors of the Company, appointed by the Shareholders’ Meeting held on 4 May 2018, is composed of 15 members who shall remain in office until the approval of the financial statements as at 31 December 2020.

Ten members of the Board of Directors were selected from the slate submitted by Elliott: Fulvio Conti (appointed as Chairman of the Board of Directors on 7 May 2018), Luigi Gubitosi (appointed as Chief Executive Officer on 18 November 2018), Alfredo Altavilla, Massimo Ferrari, Paola Giannotti de Ponti, Paola Bonomo, Maria Elena Cappello, Lucia Morselli, Dante Roscini and Rocco Sabelli (the “Elliott Candidates”).

The remaining five members of the Board of Directors were selected from the slate submitted by Vivendi: Amos Genish (confirmed as Chief Executive Officer starting from May 2018 until 13 November 2018, date of revocation of his powers by a majority vote of the Board of Directors), Arnaud Roy de Puyfontaine, Marella Moretti, Michele Valensise and Giuseppina Capaldo.

In the context of the campaign promoted to support its slate, Elliott vehemently criticized the management of the Company by the Board of Directors then in office, levying a number of totally unfounded accusations on TIM’s governance (1) and stating that “a significant advantage for the shareholders could derive from the appointment of an independent Board that would start to take improving measures of strategic direction and governance” (2). Subsequently, Elliott announced that it would propose an alternative management, indicating candidates with “considerable expertise and deep experience”, and selected “due to the ability to strengthen the current Board in order to grasp the significant opportunity of creation of value currently present in TIM” (3).

[1]

Letter of Elliott to the TIM shareholders dated 16 March 2018. Such accusations have either not been confirmed or been proven unfounded (e.g., in connection with the proposed agreement with Canal+, as to which Consob has concluded that the related party transactions rules were not breached).

[2]	Letter of Elliott to the TIM shareholders dated 16 March 2018.
[3]	Letter of Elliott to the TIM shareholders dated 16 March 2018.

Yet, suddenly, Elliott changed its view, ostensibly for the sole purpose of gaining support from other TIM investors. In the context of its campaign, Elliott publicly expressed, on several occasions, its formal support to Amos Genish and his team through statements such as “Elliott believes management should be led by the current CEO” (4) and “we are very confident in the current management team led by the CEO Amos Genish” (5). Elliott also expressed reassurances that Elliott was committed to the existing business plan, by claiming that “on 07-Mar-2018, CEO Amos Genish announced a promising plan for value creation at TIM” (6) and that “the Business Plan presented by CEO on 7 March remains the only Plan” (7), even affirming that “[t]here is no alternative business plan” (8). In line with such declarations, Elliott voted in favor of the confirmation of Amos Genish at the Shareholders’ Meeting of 24 April 2018 (9) expressly supporting, once again, his business plan. Its professed support for Amos Genish and his plan was arguably the basis for the outcome of the Shareholders’ Meeting of TIM of 4 May 2018.

In reality, what was presented as a renewal of the Board of Directors to support the strategic plan of Amos Genish and secure independent compliance with best practice in corporate governance, actually proved to be – with the particular involvement of certain directors – one of the most dramatic violations of corporate governance occurred in Italian listed companies.

The following is a summary of the reasons underlying the revocation proposal expressed by Vivendi in this Solicitation.

a.	The resolution to write-down the goodwill

On 8 November 2018, the Board of Directors of TIM called to resolve upon the approval of the quarterly report as at 30 September 2018, resolved to write-down the Company’s goodwill by approximately Euro 2 billion, based on alleged deviations between the guidance disclosed to the market by TIM and the financial forecasts as at 31 December 2018. The write-down was resolved by the majority of the Board, in the absence of any alternative strategic and industrial plan, in the absence of any revision of the targets relating to EBITDA, free cash flow and revenues, and notwithstanding that the recovery plan prepared by the Chief Executive Officer Amos Genish could have mitigated the impact of the write-down (however, according to press reports (10), such recovery plan was not presented and discussed during the Board of Directors meeting because of the Chairman’s opposition).

[4]	Press Release of Elliott dated 19 April 2018.
[5]	Declaration of Elliott’s representative at the Shareholders’ Meeting of 24 April 2018.
s	Presentation “Transforming TIM” published by Elliott on 9 April 2018.
[7]	Presentation “Transforming TIM” published by Elliott on 9 April 2018.
[8]	Press Release of Elliott dated 30 April 2018.
[9]	The decision was approved with the favorable vote of about 98% of the ordinary shares represented at the meeting.
[10]	See Amos Genish interview to “La Stampa” dated 14 November 2018.

In the press release published by TIM on the same date, it is stated that “the decision to write-down the goodwill follows an impairment test and does not affect TIM’s cash flows and was due to the deterioration of the competitive and regulatory context and to the increased interest rates”; moreover it is stated that “the write-down does not change the strategic priorities defined in the three-year Plan and does not consider the reviews that will be brought to the Board’s approval aiming at improving operational and financial performance of the Company”.

In fact, even assuming that the conditions for the write-down were met, the way that and the moment at which the decision was taken highlight the flawed governance of the Company since the impairment test was used to provide a worsened representation of the financial and economic situation of TIM and, therefore, to delegitimize the former Chief Executive Officer Amos Genish. In particular, such process was part of a plan aimed at revoking the powers of Amos Genish and at preparing the ground for the approval of a new and different strategic plan instrumental to the goals and the interest of shareholder Elliott and potentially harmful for the industrial and financial perspectives of the Company.

In the so-called “Considerations” of the Board majority on Vivendi’s request to call a shareholders meeting dated 14 January 2019, it is stated that the initiatives undertaken by the Board of Directors regarding the write-down of the goodwill followed “the deviation of the business results from the plan”, while TIM’s press release of 8 November 2018 made reference to the following circumstance “solid operating results strengthen TIM’s leadership in a highly competitive and regulated market” and, as pointed out, linked the reasons for the write-down to “the deterioration of the competitive and regulatory context and to the increased interest rates”. In this respect, no change was made to the guidance already disclosed to the market, as TIM should have done pursuant to the applicable regulations. Moreover, the “reconstruction of events” made by the Board majority in its Considerations alludes to the “absence of remedial measures that could effectively be used for the assessments when the report to 30 September 2018 was being reviewed”, but fails to explain why those remedial measures, which actually existed and had been proposed by the CEO in office at that time, had not been deemed “usable” by the Board majority.

b.	The decision to revoke Amos Genish

On 13 November 2018 at 9.30 a.m., TIM published a laconic press release on the revocation of the powers granted to Amos Genish as CEO. Actually, the Board of Directors of TIM, under the direction of the Chairman Mr. Fulvio Conti—upon a prior notice of just 12 (night-time) hours and on the basis of the alleged existence of “urgency reasons”—had resolved to revoke the powers granted to Amos Genish, while he was in Korea in order to negotiate an important commercial agreement in the interest of TIM, and to temporarily grant such powers to the Chairman, pending the designation of a new CEO.

The sudden decision adopted by the majority of the Board composed of Elliott nominees to overturn the governance structure of TIM determined, in sequence:

(i)

a violation by the Chairman of the Board of Directors of his duty to ensure that adequate information flow on the matters listed on the agenda is provided to all directors and a violation of the right granted to each director to receive information ahead of and during the Board meeting to the benefit of the corporate interest to have an informed and thorough discussion on the items on the agenda;

(ii)

a reversal of the decision of the Shareholders which, during the Shareholders’ Meeting held on 4 May 2018, opted by majority in favor of the slate submitted by Elliott, on the assumption, publicly and repeatedly professed by Elliott, that Amos Genish would be confirmed as Chief Executive Officer of TIM and would be enabled to implement his strategic plan announced to the market at the beginning of March 2018: a promise, indeed, that the shareholders had already taken in serious consideration at the Shareholders’ Meeting held on 24 April 2018, where Amos Genish was confirmed as TIM’s Director by a landslide vote (98% of the votes cast), including the vote of Elliott, which declared “to the current management, led by the CEO Amos Genish […] goes the trust of Elliott”(11);

(iii)

generally, and substantively, a violation of basic and fundamental corporate governance rules, especially if it were confirmed, as reported by the press news, that the TIM’s Board meeting held on 13 November was preceded and prepared by a “secret session” held in the afternoon of 12 November 2018 among representatives of Elliott and the Elliott Candidates, with the sole aim to set the scenario for the “golpe” which was to occur in the morning of the following day (12), in violation of the basic principle of collegiality of the administrative action in a joint stock company.

[11]	Declaration of Elliott’s representative at TIM Shareholders’ Meeting of 24 April 2018.
[12]	See “La Stampa” dated 14 November 2018 and “Milano Finanza” dated 14 November 2018.

c.	The appointment of the new Chief Executive Officer

The identification process of the new Chief Executive Officer was also carried out in an unclear and confused way and, in any case, in violation of the rules that TIM established for the succession of the Chief Executive Officer, which provide that the Board shall grant the Nomination and Remuneration Committee with the power to select in advance the characteristics of the ideal profile for the position of CEO, as well as a list of potential candidates.

In the case at hand, none of the actions mentioned above were carried out. The meetings of the Nomination and Remuneration Committee were in fact held, according to the press reports (13), within a few turbulent days, under the chairmanship of a Director interested in the position of Chief Executive Officer, without any suitable preliminary assessment, without taking into consideration the hypothesis of an external candidate and with information asymmetry, to the detriment of the Independent Directors indicated by Vivendi.

d.	The repeated leaks

The decisions indicated in the previous points—impairment test and revocation of the powers granted to Amos Genish—were accurately predicted by the national press (14): a sign of the existence of repeated leaks artfully executed to destabilize the management of Amos Genish and sabotage the implementation of the business plan, with the aggravating factor of the potential prejudice that similar leaks have caused for the regular trading of TIM shares and for the investors.

e.	The delayed call of the Shareholders’ meeting for the appointment of the external auditors

As known, the mandate of the external auditors for the period 2010-2018, granted on 29 April 2010 by TIM’s Shareholders’ Meeting to the audit firm PwC S.p.A. will expire with the issuance of the audit report on the separate financial statements and the consolidated financial statements of TIM as at 31 December 2018.

The Board of Statutory Auditors has pointed out that “starting the process well before the expiry of PwC’s mandate was indispensable to respect the principles of independence” and, in particular, to comply with the prohibition, pursuant to applicable law, to receive from the auditors services of “design and delivery of internal control and risk management procedures relating to the preparation and/or control of financial reporting, or the design and delivery of technology systems for financial reporting” (15). Such activities are, as a matter of fact, included in the “prohibited non-audit services” which, pursuant to Article 5 of the European Regulation no. 537/2014, the auditor cannot have performed in the financial year immediately preceding the start of the period subject to audit.

[13]	See “Il Messaggero” dated 16 November 2018, as well as “Il Sole 24 Ore”, “La Stampa” and “La Repubblica” dated 18 November 2018.
[14]	See “La Repubblica” and “Milano Finanza” dated 7 November 2018, as well as “Il Messaggero” dated 11 November 2018
[15]	Recommendation of the Board of Statutory Auditors of TIM S.p.A. dated 26 February 2018 for the granting of the office of the external auditors for the nine-year period 2019 – 2027.

Although at the beginning of October 2018 (16), the Board of Statutory Auditors had already formulated its own recommendation, pursuant to applicable law, regarding the appointment of the auditing firm and had also underlined the existence of a precise interest of TIM to the prompt call of a Shareholders’ Meeting in order to resolve thereupon, in consideration of the risks and inefficiencies that the deferral of such appointment during the 2019 Shareholders’ meeting could have caused, the majority of the Board members, composed of Elliott nominees, never followed this recommendation (17). The Board majority refusal to decide made it impossible to hold an ad hoc Shareholders’ Meeting before the annual Shareholders’ Meeting.

In its “Considerations”, the Board majority composed of Elliott nominees declares that the provisions set forth under Article 5.1, paragraph 2, letter e), of the European Regulation 537/2014 “results in an incompatibility that conditions the appointment as external auditor”, with the consequence to prevent the appointment, as external auditor of TIM Group, of auditing firms which have performed following 31 December 2017 non-audit services prohibited in favor of the TIM Group. The Board majority omits however to point out that the delay in calling an ad hoc Shareholders’ Meeting for the appointment of the external auditor has, in any case, unreasonably extended the time-frame during which TIM has been prevented from the possibility to avail itself of auditing firms of primary standing (EY S.p.A., KPMG S.p.A., Deloitte&Touche S.p.A.) in order to carry out services which are fundamental for the purposes of the correctness and transparency of financial reporting process. Furthermore, the reference, contained in the “Considerations” of the majority of the Board, to the practice followed by TIM in the past is completely irrelevant, given that the previous appointment of the external auditor took place in 2010, and therefore prior to the entry into force of the abovementioned European regulation.

***

[16]

Recommendation of the Board of Statutory Auditors of TIM S.p.A. dated 31 October 2018, available on TIM’s website: https://www.telecomitalia.com/content/dam/telecomitalia/en/archive/documents/investors/AGM_and_Meet ings/2019/Raccomandazione_CS_%20def_EN_REVOK.pdf.

[17]

See the evaluations of the majority of the Board of Directors of TIM where it is stated that the Board of Directors already had the chance to examine the recommendation of the Board of Statutory Auditors “during” in the meeting held on 8 November 2018. See “La Repubblica” dated 7 November 2018, “ANSA” dated 6 November 2018, as well as “Il Corriere della Sera”, “il Giornale” and “il Messaggero” dated 7 December 2018.

In light of the above, on 14 December 2018 Vivendi asked the Board of Directors of TIM to call the Shareholders’ Meeting pursuant to Article 2367 of the Italian Civil Code in order to propose to the shareholders the revocation of the following directors elected on 4 May 2018 from the slate presented by Elliott: Fulvio Conti, Alfredo Altavilla, Massimo Ferrari, Dante Roscini and Paola Giannotti de Ponti.

In Vivendi’s opinion, these directors have repeatedly violated basic and fundamental corporate governance rules, without proving any independency and commitment necessary for a cohesive and inclusive governance in the interest of all stakeholders of TIM.

More specifically, with respect to the Chairman, it is clear that while fiercely claiming his independence, he has actually been acting as an executive director by orchestrating and conducting the “golpe” to replace Mr. Amos Genish. In particular, in his capacity as Chairman, he first made sure that the Board of Directors discussed the impairment test results and the subsequent intangible assets write-down on the unusual occasion of the approval of the third quarter financial results without allowing the Board to discuss the recovery plan prepared by the CEO (18). Immediately after, as pointed out, he convened on an alleged urgent basis the Board to remove Amos Genish taking advantage from his absence.

Dante Roscini as Lead Independent Director is required to represent all the independent directors. Yet, notwithstanding the provisions of the applicable regulation and code of conduct, he failed to ensure a complete and timely information flow to all directors and, to the contrary, he himself participated in the organized calls and pre-meetings, with the sole Elliott Candidates aimed at “pre-packaging” the relevant decisions of the Board.

Massimo Ferrari contributed to the overall rumor mill and confusion by issuing unauthorized press interviews (19), contrary to the Board regulation on the matter and also actively participating in the pre-meetings among the sole Elliott Candidates where the decision-making actually took place, with the intervention of Elliot and its representatives (20).

Alfredo Altavilla, in his capacity as “independent” Chair of TIM’s Nomination and Remuneration Committee, openly tried to run as Amos Genish successor, pursuing therefore his personal interest in attempting to gain a position which eventually—after a fierce battle outside the corporate bodies and once more against the very principles regulating the succession plan within TIM Group which Committee he chairs should have guaranteed—was awarded to Mr. Gubitosi.

[18]	See the interview to Amos Genish published by “La Stampa” on 14 November 2018.
[19]	“La Repubblica”, 6 September 2018.
[20]	“Il Messaggero”, 18 November 2018.

Paola Giannotti de Ponti, while being the “independent” Chair of TIM’s Control and Risk Committee, monitored the entire impairment test process whose results have been exploited to “justify” Mr. Genish’s removal and has herself taken part in the actual decision-making which occurred outside the appropriate corporate bodies.

f.	The reaction of the Board majority to Vivendi’s request

The reaction of the majority of the Board of Directors of TIM to Vivendi’s request pursuant to Article 2367 of the Italian Civil Code, is a further confirmation of the seriousness of the conflicts of interest which characterized and continues to guide the behavior of the current Board majority. In fact:

•

on 21 December, the Board of Directors of TIM met to “start the preliminary investigation on the request for call of the Shareholders’ Meeting submitted by Vivendi” and, after having acknowledged “the formal consistency” of such request, announced that it would meet again on 14 January 2019—and therefore 31 days after the initial request of Vivendi – to resolve thereupon;

•

on 14 January 2019, the Board resolved, once again by majority: (i) to advance to 29 March 2019 the date of the annual Shareholders’ Meeting for the approval of the financial statements, originally set on 11 April 2019, allegedly “to meet the shareholder’s request”; (ii) and to bring together in this meeting also the discussion on the items requested by Vivendi.

This decision, although referring to the intention of the Board to “address the needs of the shareholder”, is actually inspired by dilatory and self-interested intentions only, which are highlighted in the “Considerations” of the Board majority, according to which

“by proceeding to appoint the five candidates named by Vivendi, there would be a further, inevitable, effect on the composition of the Board, namely, it would overturn the majority currently represented on the Board—since 10 of its 15 members would have been nominated by shareholder Vivendi” and “such a result would be equivalent to overturning the results of the Shareholders’ Meeting held on 4 May 2018”. In other words, the actual intention underlying the obstructionist behaviour of the Board majority composed of Elliott nominees was to avoid the “overturning” of that majority by preventing the shareholders to timely express their opinion.

The decision of the Board majority of TIM to delay the Shareholders’ Meeting deny Vivendi’s right to obtain the call of the Shareholders’ meeting as soon as possible. Also, given that the Board in office was to approve the full year financial statements and the related impairment test of the goodwill as well as a new strategic plan, the Board’s decision, by letting a potentially delegitimized Board resolve upon such fundamental matters, was also made against the interests of the Company and all TIM shareholders.

g.	The most recent demonstrations of the Board majority’s conflicts of interest

On 17 January 2019, for the first time and with an unprecedented decision (21), TIM issued a press release concerning the approval of the preliminary results of the 2018 fiscal year and the 2019 budget. As a result of such press release and the assessments contained therein, TIM’s shares fell by 7%, causing a collapse of the value of TIM’s shares of more than 45% from 4 May 2018, date of the Shareholders’ Meeting in which the slate submitted by Elliott prevailed.

The dramatic impact on TIM’s shares and on most of its shareholders, caused by the decisions taken by the Board of Directors of TIM, was matched by the enrichment of Elliott relative to all other shareholders. According to the information provided by the U.S. Securities and Exchange Commission, on April 2018 Elliott, revealing the speculative nature of its interest in TIM, entered into a “collar agreement”, which provided for cash settled put and call options, cash settled; the put option could be exercised by Elliott starting from February 2019, at conditions according to which a reduction of the market price of TIM’s shares, compared to the exercise price of the put, would have caused an increase in Elliott’s proceeds at the closing of the option. In this respect, the ANSA press agency noted that, following the approval by the Board of Directors of the preliminary results of the 2018 fiscal year on 17 January 2019, TIM’s share value further collapsed and that such collapse led to an increase in the value of Elliott’s put option, reaching more than Euro 270 million as of 22 January 2019.

This circumstance has made it even more convenient for Elliott that the Shareholders’ Meeting on the revocation of some of Elliott’s nominees was called after January 2019 and, therefore, makes the decision of the majority of the Board of Directors to delay this call even more objectionable. Indeed, with the very significant sums deriving from the exercise of the put option, Elliott could also have increased—and indeed did increase—its interest in TIM for the purposes of the Shareholders’ Meeting, without having recourse to additional financial resources – actually, all the more so that TIM’ share market price had fallen.

Furthermore, since on 6 February 2019, Elliott informed Consob that it had increased its shareholding in TIM (from 8.8% to 9.5%) during the period characterized by the negative trend of the share price and, according to press reports, Elliott is carrying out new purchases with the reported purpose of reaching a shareholding approximately equal to 15% of the corporate capital (22). Moreover, these purchases were not followed by an increase in the overall cost of investment made by Elliott in TIM, but to a very significant reduction of the cost its investment (23).

[21]	See “Il Corriere della Sera” dated 19 January 2019: “decision to spread, for the first time, the preliminary results”.
[22]	“Milano Finanza”, 5 February 2019.
[23]

“The increase in the shares of the US activist fund was officially communicated by a filing to the SEC, from which it results that the number of shares held by two entities of the group [i.e. Elliott Associates LP, through The Liverpool Limited Partnership and Elliott International LP] has risen to 1.424 billion, from 8.8% to 9.4% of the share capital, while the overall price has fallen from Dollars 1,199.7 million to Dollars 842 million, for a share price which dropped from Dollars 0.89 to Dollars 0.59 which today corresponds to Euro 0.52” (Il “Sole24Ore”, 1 February 2019).

It was then disclosed, again through the communications to the U.S. SEC made by Elliott on 30 January 2019 and the related press reports, that the aforementioned “collar agreement” had been renegotiated. In particular, the call option and the put option strike price changed, respectively, from Euro 0.89 to Euro 0.48 and from Euro 0.81 to Euro 0.43, and the expiration date of such options was extended to a term between May and September 2020. Through this extension of the terms, Elliott will be then able to continue to benefit from the collar’s downside protection and, therefore, also to conduct the strategy outlined so far, or change it freely.

In this perspective, the statements made by Elliott’s representatives and sources close to it on the fate of the infrastructure network, according to which “the Board of Directors should immediately take all necessary steps for the creation and separation of a single network”, even evoking the need to “convene as soon as possible a technical panel” (24), are of great concern. Such concern is even greater if we consider that Elliott’s desire was immediately followed by an initiative undertaken by TIM which has in fact started such “panel” with Open Fiber (25). As mentioned above, Vivendi is ready to support a merger of Open Fiber with TIM, if the conditions are right and fair from an operational, financial and regulatory standpoint and overseen by an independent directors-controlled Board.

•

Appointment of no. 5 (five) Directors in the persons of Mr. Franco Bernabè, Mr. Rob van der Valk, Ms. Flavia Mazzarella, Mr. Gabriele Galateri di Genola and Mr. Francesco Vatalaro, in replacement of the revoked directors pursuant to the previous item on the agenda

To replace the directors to whom the revocation proposal refers, Vivendi intends to submit to the Shareholders’ Meeting the following names: Mr. Franco Bernabè, Mr. Rob van der Valk, Ms. Flavia Mazzarella, Mr. Gabriele Galateri di Genola and Mr. Francesco Vatalaro.

These nominations while enriching the composition of the Board of Directors with highly qualified professionals (four of whom are Italian citizens and all independent pursuant to the CFA and the Corporate Governance Code of Borsa Italiana) having a solid technical background, including in the telecommunications sector (26), are necessary to establish the unity and cohesion among the members of the Board of Directors, a condition to more effective and uniform action by the Board and to the objective implementation of any strategic industrial plan.

[24]	“Ansa”, 20 January 2019 and “Radiocor”, 20 and 21 January 2019.
[25]	“La Repubblica”, 5 February 2019; “Milano Finanza”, 5 February 2019.
[26]	On this matter, please refer to Appendix A and B to the presentation “Restoring Value for Telecom Italia” annexed to this Prospectus.

The curricula vitae of the candidates, with an indication of the administration and control positions held in other companies, as well as the declarations of acceptance of appointment made by individual candidates, certifying the absence of causes of ineligibility and incompatibility, as well as the existence of the independence requirements and any other information required by the applicable rules, also regulatory, and by the by-laws of TIM, are attached to this Prospectus.

Lastly, it should be noted that the revocation of five directors does not entail the termination of the majority of the Board of Directors, which will remain in office until the end of its mandate. Accordingly, the appointment of five directors in replacement of those revoked does not require the application of the slate voting mechanism. Therefore, pursuant to Article 9.8 of the by-laws of TIM, this appointment shall be resolved by the Shareholders’ Meeting with the majorities required by law, in compliance with the requirements provided by the law and the by-laws concerning the composition of the administrative body.

Vivendi, with this initiative, does not intend in any way to take control over TIM, nor to exercise any direction and coordination powers. Instead, Vivendi intends to invite the market to contribute with its own vote to re-establish conditions of proper functioning of the Board of Directors and of serene and fair cooperation among its members, according to the law and best practices of corporate governance, in the interest of all investors in creating value in TIM.

***

For any further information on Vivendi’s proposals and how such proposals would contribute to enrich the Company’s corporate governance, please see the presentation “Restoring Value for Telecom Italia” annexed to this Prospectus.

3.	Conformity of the proxy to the Promoter’s proposals

The shareholders who will adhere to this Solicitation promoted by Vivendi shall only be entitled to vote in favor of Vivendi’s proposals.

Moreover, pursuant to Article 138, paragraph 3, of the Issuer’s Regulation, shareholders are entitled to vote for all the items on the agenda, even if they are not subject to this Solicitation, by signing the proxy form attached to this Prospectus.

4.	Further information

Not applicable.

SECTION IV – INFORMATION ON GRANTING AND REVOCATION OF THE PROXY

1.	Validity of the proxy

For the purposes of the validity of the proxy, the relevant form shall be signed and dated:

•	in case of a natural person, by the person entitled to vote;

•	in case of a legal person, by the person vested with the legal representation.

With relation to participation and vote, it should be noted that:

a)

shareholders shall ask their intermediaries to communicate to Telecom Italia the entitlement to participate in the Shareholders’ Meeting and to exercise voting rights pursuant to Article 83-sexies of CFA, on the basis of the information available at the end of the accounting day of 20 March 2019 (record date);

b)	only the persons who are holders of shares as at 20 March 2019 shall be entitled to participate and vote in the Shareholders’ Meeting;

c)	according to the notice of call of the Shareholders’ Meeting, the shareholders holding shares deposited with Telecom Italia shall use the usual communication channels at their disposal.

2.	Deadline within which the form must be submitted to the Promoter

The shareholders of Telecom Italia willing to adhere to this Solicitation shall use the proxy form provided with this Prospectus. The form– duly filled in – shall be delivered within 2 p.m. of 28 March 2019, by one of the following modalities:

•	by e-mail to the address: assemblea.telecom2019@morrowsodali.com; or

•	by fax to the numbers: +39 06 45212861 – +39 06 45212862 – +39 06 485747

•	by registered mail, courier or hand delivery to the address: Morrow Sodali, Via XXIV Maggio, 43, 00187 Rome (RM), Italy.

In case the proxy is submitted by fax or by e-mail, it is advisable to send to the Representative the original document by mail or an electronic document digitally signed. Along with the proxy form, copy of an identity document for natural persons or of a certificate issued by the Companies’ Register—or for legal persons a special power of attorney, attesting the power to represent the party who signs the proxy in name and on behalf of the customer- shall be submitted.

The Promoter shall bear no liability for failing to vote in relation to proxies eventually arriving subsequently to the aforementioned deadline and/or proxies which, even if not received within the deadline, are not completely legally compliant.

3.	Exercise of the vote by the Promoter differently from the relevant proposal

Where expressly authorized by the solicited parties, in the event of significant circumstances, unknown at the time when the proxy was granted, that cannot be communicated to them and that are such to reasonably conclude that, should solicited parties have known them, they would have given their approval, the Promoter will be allowed to exercise the vote differently from its relevant proposal.

In case the aforementioned circumstances occur and the Promoter is not authorized to express the vote differently, the voting instructions shall be considered as confirmed.

4.	Revocation of the proxy

The proxy is subject to revocation at any time by a written statement to be drawn to the Promoter’s attention within the first day prior to the date set for the Shareholders’ Meeting and, therefore, no later than 2 p.m. of 28 March 2019, in the manners required by the relevant proxy form.

SECTION V – DECLARATION OF RESPONSIBILITY

Without prejudice to the information on the items listed on the agenda provided by Telecom Italia in compliance with the applicable legal framework, the Promoter declares that all the information contained in this Prospectus and in the proxy form is suitable to allow the solicited party to take an informed decision with respect to the granting of the proxy.

The Promoter is also liable for the completeness of the information shared with the Solicitation.

* * *

This Prospectus was sent to Consob simultaneously to its release to the relevant addressees.

Paris, 24 February 2019

The Promoter

Vivendi S.A.

ANNEX I:

Curricula Vitae

FRANCO BERNABÈ

Italian citizen.

Business address

FB Group—Via San Nicola da Tolentino 5—00187 Rome (Italy).

EXPERTISE AND EXPERIENCE

Franco Bernabè was born in Vipiteno (Bozen) on September 18, 1948.

After earning his degree with honors in Economics and Political Science at the University of Turin in 1973, Mr. Bernabè worked for two years as a post-graduate fellow at the Einaudi Foundation, and then as Senior Economist at the OECD Department of Economics and Statistics in Paris.

From 1978 to 1983, Mr. Bernabè worked at the Planning Department of FIAT as Chief Economist.

In 1983, he joined ENI as deputy to the Chairman and subsequently became the head of Corporate Planning, Financial Control and Corporate Development; from 1992 to 1998, Mr. Bernabè was CEO of ENI. During his two terms, he achieved the turnaround of the company and its successful privatization, making ENI one of the largest oil companies by market capitalization worldwide.

In November 1998, Mr. Bernabè became CEO of Telecom Italia, a position he retained until May 1999.

At the end of 1999, he founded FB Group, an investment company active in the areas of financial advisory, ICT and renewable energy. In 2004, following the contribution of the financial advisory activities of FB Group to Rothschild S.p.A., he was appointed Vice Chairman of Rothschild Europe.

In 2008, he moved back to Telecom Italia, where he served as Chief Executive Officer until 2010 and Executive Chairman during the following three years.

In 2015, he was appointed Chairman of CartaSi and Vice Chairman of the Istituto Centrale delle Banche Popolari Italiane (ICBPI), where he then became Chairman in 2016. ICBPI has since changed its name to Nexi S.p.A. The same year, he became Chairman of the Italian Commission of UNESCO, which aims at enhancing the promotion and implementation of the UNESCO programs in Italy.

On May 4, 2017, Mr. Bernabè was appointed as independent Director of Telecom Italia. From March 22, 2018 to May 4, 2018, he served as Deputy Chairman of Telecom Italia and as a member of the Strategic Committee.

In the past, Mr. Bernabè also held various offices, among which: Chairman of GSMA, the International organization of mobile operators, member of the Board of directors of PetroChina (where he also served as Chairman of the Audit Committee), member of the European Roundtable of Industrialists, member of the International Council of JP Morgan, member of the Managing Board of Assonime and Assolombarda, member of the Managing Board and Executive Committee of Confindustria, member of the Board of directors of Fiat, Tiscali, Pininfarina, Poste Olandesi (TPG), Institut Français du Pétrole (IFP) and Chairman of the

Observatoire Méditerranéen de l’Energie (OME). He was also a member of the International Advisory Board of Credit Suisse, of the Advisory Board of the Council on Foreign Relations and of the Perez Center for Peace, founded by Shimon Perez.

He also occupied various public positions: in 1999, he was appointed by the Prime Minister as special representative of the Italian government for the reconstruction of Kosovo; from 2001 to 2003, he was Chairman of La Biennale di Venezia and between 2004 and 2014, he was the Chairman of Mart of Trento and Rovereto.

In 2011, Mr. Bernabè was knighted by the President of the Italian Republic.

POSITIONS AND FUNCTIONS

•	Nexi S.p.A., Chairman of the Board of directors

•	Nexi Payments S.p.A., Member of the Board of directors

•	FB Group, Chairman

•	UNESCO, Chairman of the Italian Commission

•	Fondazione La Quadriennale di Roma, Chairman

ROB VAN DER VALK

Dutch citizen.

Business address

Kemp House

160 City Road

London EC1V 2NX

United Kingdom

EXPERTISE AND EXPERIENCE

Mr. Van der Valk was born on 28 January 1971 in Castricum, the Netherlands. He holds a Master of Science degree in Business Economics from the Vrije Universiteit of Amsterdam.

Mr. Van der Valk has over twenty years of capital markets and telecom sector experience on both the buy-and sell-side and has been a close follower of Telecom Italia throughout his career. Mr. Van der Valk is director of Falcon Eye Consulting Ltd, a London-based consultancy firm he founded.

From 2007 to July 2018 he was Senior Portfolio Manager and Head of Telecom and Telecom Equipment within the Sector Strategies Division of Norges Bank Investment Management (NBIM) in London, the world’s largest Sovereign Wealth Fund. In this role Mr. Van der Valk engaged in detailed financial, strategic and governance related discussions with senior executives and board members of a large number of telecom, cable, satellite, tower and datacenter companies around the globe. His approach has always been based on rigorous analysis, financial modelling and a constructive dialogue with companies. He was regularly recognized as a top ranked fund manager by companies in his sector in the annual Extel awards.

From 2000 to 2007 he worked at Citigroup Global Markets as both European telecom equity research analyst and global telecom specialist salesperson.

He started his career in London in 1996 as an equity research analyst at Barclays de Zoete Wedd (BZW), soon after acquired by Credit Suisse First Boston (CSFB).

FLAVIA MAZZARELLA

Italian citizen.

EXPERTISE AND EXPERIENCE

Mrs. Flavia Mazzarella was born in Teramo on 24 December 1958. She has a degree in Business and Economics, cum laude, from the University of Rome “La Sapienza”.

In 1983, she started her career at CENSIS—Centro Studi Investimenti Sociali as researcher. Between October 1985 and September 1990 she worked as analyst at the study department of Mediocredito Centrale S.p.A.; then she joined Sviluppo Italia S.p.A. until January 1994.

From 1994 to 2002, she joined the Privatization office at the Ministry of Finance and Economics where she worked as public manager from 2000.

From 2002 to 2005 she was head of one of the two “Supervisory Service” departments at the Istituto per la vigilanza sulle assicurazioni private e di interesse collettivo (ISVAP). She served in the same Authority as Deputy General Manager until 2012.

Between November 2009 and December 2010, she was member of the Management Board of the Committee of European Insurance and Occupational Pensions Supervisors (CEIOPS) in charge of consumer protection. Later she was appointed as member of the management board of the European Insurance and Occupational Pensions Authority (EIOPA).

From 2013 to July 2014 she served at Autorità dell’Istituto per la Vigilanza sulle Assicurazioni (IVASS) as public manager with consultancy and support functions to the benefit of the Authority Board.

During the three-years period 2015—2018 she was director and member of the Control and Risk Committee of SAIPEM S.p.A.

Between February 2016 and March 2017, she held the office of director of Banca Finnat Euramerica S.p.A., where she served as Chairman of the Risk Committee, member of the Nomination Committee and Lead Independent Director. From March 2017 she is Chairman of the same company.

Between May 2018 and November 2018, she served as director of FIGC Servizi S.r.l. From November 2018 she is director of Garofalo Heath Care S.p.A. where she also serves as Chairman of the Control and Risk Committee and member of the Nomination and Remuneration Committee.

During her career she was also a director of Sviluppo Italia S.p.A. and Chairman of regional subsidiaries of the same (Sviluppo Italia Campania S.p.A. and Sviluppo Italia Molise S.p.A.). She was also member of the Audit Board of “Marco Fanno”, the association of the fellows of Mediocredito Centrale S.p.A.

She participated to committees and working groups established by the Presidency of the Council of Ministers (Presidenza del Consiglio dei Ministri), including: (i) working group for the assignment of the UMTS licenses (2000), (ii) inter-ministerial working group for the analysis of the costs arising from the nuclear decommissioning (2006), (iii) experts commission for the implementation of the project “Initiatives in favor of employment, self-employment and women entrepreneurship” (1998). She also served as Secretary of the Comitato di Consulenza Globale e di garanzia per le Privatizzazioni at the Ministry of Economy and Finance

(1999—2002) and was a member of the OECD Privatization Network (2000—2002). During her career she also taught at the post degree master “Investment Service” at the University of Rome “La Sapienza” (2005- 2012).

OTHER POSITIONS AND FUNCTIONS

•	Garofalo Heath Care S.p.A. (*), Chairman of the Control and Risk Committee and member of the Nomination and Remuneration Committee

•	Finnat Euramerica S.p.A. (*), Chairman of the Board of Directors

(*)	Listed companies.

GABRIELE GALATERI DI GENOLA

Italian citizen.

Business address

Milan - Piazza Tre Torri, 1

EXPERTISE AND EXPERIENCE

Mr. Gabriele Galateri di Genola was born on January 11, 1947 in Rome, Italy. He graduated in Law and obtained an MBA from Columbia University.

His professional career began in 1971 at the headquarters of Banco di Roma, with the role of Head of Financial Analysis Office and, later, Head of International Financing.

In 1974, he joined Saint Gobain Group in Italy as Financial Director and later in Paris until 1976.

In 1977, he joined FIAT S.p.A., where he had increasingly high-ranking positions: from Head of the North, Central and South American Operations of the International Finance Department to Head of the International Finance Department and Finance Director.

In 1986, he was appointed Managing Director of IFIL S.p.A. and, in 1993, he also held the position of Managing Director and General Manager of IFI until 2002.

In June 2002, he was appointed Managing Director of FIAT S.p.A.

From April 2003 to June 2007, he was Chairman of the Board of Directors of Mediobanca S.p.A. and, from December 3, 2007 until April 12, 2011, he was Chairman of Telecom Italia S.p.A., of which he was a director until April 2014.

From April 26, 2003 until April 24, 2010, he was Director and Vice-Chairman of Assicurazioni Generali S.p.A.

Since April 8, 2011, he has been Chairman - Non-executive Director of Assicurazioni Generali S.p.A., where he is also Chairman of the Corporate Governance, Social & Environmental Sustainability Committee and member of the Investment and Strategic Transaction Committee.

POSITIONS AND FUNCTIONS

•

Assicurazioni Generali S.p.A. (*), Chairman - Non-executive Director, Chairman of the Corporate Governance, Social & Environmental Sustainability Committee, member of the Investment and Strategic Transaction Committee

•	Moncler S.p.A. (*), Non-executive member of the Board of Directors

•	Edenred S.A. (*), Non-executive member of the Board of Directors

•	Lavazza S.p.A., Non-executive member of the Board of Directors

•	Giorgio Cini Foundation, Non-executive member of the Board of Directors

•	Chair of the Italian Technology Institute

•	Member of the Board of Overseers of the Columbia Business School

•	Member of the European Advisory Board of Temasek

•	Member of the Global Advisory Council of Bank of America Merrill Lynch

(*)	Listed companies.

FRANCESCO VATALARO

Italian citizen.

EXPERTISE AND EXPERIENCE

Professor Francesco Vatalaro was born in Vibo Valentia on October 8, 1953. In 1977 he graduated in Electronic Engineering from the University of Bologna.

From 1978 to 1980 he worked at “Fondazione Ugo Bordoni” Villa Griffone as a researcher. Subsequently he worked as a researcher at the Research Centre FACE Standard from 1980 to 1985.

From 1985 to 1987 he was “group leader” in charge of system engineering for ground stations at Selenia

Spazio.

Since 2000 he is Full Professor of Telecommunications at the University of Rome “Tor Vergata”, where he had previously served as Associate Professor of Telecommunications since 1987.

Since 1987 to 1989 for Alenia Spazio he was in charge of the ground segment of the project Data Relay System of the European Space Agency (ESA).

He was a member of the Board of Directors of Consorzio di Ricerca CoRiTeL for five years (1995—2000).

Since 2001 to 2008 he held office of Chairman of Consorzio di Ricerca RadioLabs, that he also founded. Since 2003 to 2007 he was a member of the Directive Board of CNIT.

He was Principal Investigator of one of the main national projects in the TLC sector, the national research project FIRB “Virtual Immersive Communications” (VICOM) of the Ministry of Education, University and Research (2002—2006).

In 2006 he joined the Scientific Committee of Thales (former Alcatel) Alenia Space, of which he was a member until 2010.

Since 2008 he is member of the board of directors, appointed by the University of Rome “Tor Vergata”, of the Consorzio di Ricerca RadioLabs.

He was Chairman of the “Comitato NGN Italia” of the Communications Regulatory Authority (AGCOM) since

2009 to 2012.

Since 2010 to 2012 was also the chairman of the Italy Section of the IEEE – Institute of Electrical and Electronics Engineers.

He was the Chairman of the Advisory Board of F2i/Metroweb (2011) and Member of the Strategic Committee of the IEEE Communications Society (2012).

As to the academic activity, he held the following additional positions: Professor of Electrical Communications at the University of L’Aquila (1991—1993), Professor of Telecommunications at the High School of Telecommunications (Scuola Superiore di Telecomunicazioni), Ministry of Communication (1995 - 1998 and 2001—2005), Visiting Professor at University of Southern California, Electrical Engineering/Systems Dept., Los Angeles, USA, with teaching appointment (“Spread Spectrum Systems” course) (1998), Visiting Professor at University of California Los Angeles, Computer Science Dept., Los Angeles, California, USA, with teaching appointment (“Satellite Networks” course) (2000).

Has worked with many institutions such as ISCOM—Ministry of Communication, Arma dei Carabinieri, ISVAP, CNIPA and the Municipality of Rome.

He is author and co-author of more than 150 scientific publications on international journals or presented at international conferences.

OTHER POSITIONS AND FUNCTIONS

•	Consorzio di Ricerca RadioLabs, director

•	Consorzio di Ricerca CoRiTeL, director

•	Consorzio di ricerca CNIT, director

•	Fondazione INNTEA, representative of University of Rome Tor Vergata

•	AGCOM, Chairman of the “Comitato NGN Italia”

•	F2i/Metroweb, Chairman of the Advisory Board

•	IEEE – Institute of Electrical and Electronics Engineers, chairman of Italy Section

•	IEEE Communications Society, Member of the Strategic Committee

ANNEX II:

Presentation: “Restoring Value for Telecom Italia”

Elliott Control of TIM Board Restoring Value for Telecom Italia

Executive summary 3 Elliott’s broken promises have led TIM into a precarious state 4 Summary Vivendi’s proposal to appoint five new Independent Board Members 12 Key factors for shareholders to consider 15 Appendix A – Morrow Sodali Board Analysis 21 B—Independent Director Candidate CVs 27 C—In-depth Analysis of TIM’s Current Board Corporate Governance Shortcomings 33 D—TIM’s Operating Performance under Previous Management 42 Contacts 46

Restoring Value for Telecom Italia

Executive Summary

- The current TIM Board of Directors was appointed on 4th May 2018 and is composed of 15 members, 10 of which were selected from the slate of candidates presented by Elliott, including the Chairman of the Board Fulvio Conti (appointed 7th May 2018) and CEO Luigi Gubitosi (appointed 18th November 2018). The remaining five members were selected from the slate submitted by Vivendi
- Since the AGM in May, **Elliott has been deceiving investors.** Its actions have resulted in significant **value destruction** and put TIM's financial stability in jeopardy, all **while Elliott was profiting from the share price decline** through a collar[1]
- At the next TIM AGM to be held 29th March 2019, Vivendi is **requesting the revocation of five Elliott-nominated Directors and the appointment of five new highly qualified Independent Directors** (four of which Italian and none with CEO ambitions), with outstanding expertise backgrounds, including in the Telecom sector[2]
- Contrary to common perception, Vivendi does not view this as a proxy battle aimed at controlling TIM, but rather as a proposal to appoint a **Neutral Board**, leaving no single party in control. In the proposed framework, **only two of the Board Members designated by Vivendi will not be Independent and none of those two will be candidates for Chairman of the Board**
- The newly proposed composition of the Board would **re-establish the necessary conditions and safeguards to allow for proper stewardship of the company, the return of greater unity and cohesion among members of the corporate body, and encourage more effective and uniform action by the Board**
- Vivendi believes that **only such a Board will have the credibility and trust of all shareholders to objectively analyse any industrial strategic options**, including those for TIM's fixed network. Vivendi's desire is to have **a Board that finally focuses on the best long-term interest of all TIM shareholders and stakeholders**, including employees, customers, the Country, and regulators
- TIM is currently facing significant challenges. Time will be needed to give the company the future it deserves, but **change needs to start now**; Vivendi is **fully committed for the long-term** in supporting the Company on the journey ahead
- Vivendi believes that shareholders supporting its proposals are not only **enabling enhanced governance** at TIM, but also take an **important first step towards shareholder value recovery** through an **immediate improvement in TIM's risk profile**

vivendi

1. SEC disclosure here
2. See page 14; Independent Director Candidate CVs see Appendix B page 27

3

Restoring Value for Telecom Italia “Elliott believes a Board composed of truly Independent Directors is the most efficient and effective way to improve governance and performance at TIM”1, “An Independent Board could deliver actions which may double the stock price over the next two years”1 What Were “Elliott doesn’t want to control TIM”1, “Elliott is just a shareholder”1 Elliott’s Promises –ª Elliott’s “interests are aligned with other minority shareholders”1 –ª In order to amass votes, Elliott opportunistically promised to support TIM’s previous management To TIM “Full support of management plan”² “We are in favour of the current management team, including the CEO whom we will support at the April 24th Shareholders A AGM”² “There is no alternative business plan, Elliott and its proposed independent nominees fully support Mr. Year Ago? Genish”³ –ª “Elliott believes that Telecom Italia is uniquely positioned in the Italian Market and operates an outstanding collection of assets with the potential to produce substantial, consistent returns for its shareholders while enhancing a nationally strategic infrastructure asset”1 –ª “Elliott trusts shareholders will join it in setting the right conditions […] to allow TIM’s many stakeholders to thrive in the years ahead”3 1. Elliott “Transforming TIM” presentation (9th April 2018) 2. Elliott press release (16th March 2018), i.e. after the presentation of the DigiTIM plan on 7th March 3. Elliott press release (30th April 2018) 4

Restoring Value for Telecom Italia

How Elliott Broke Its Promises To TIM Shareholders

- **The current Board has failed to deliver on key promises**[1] and its dysfunctionality, including misbehaviours, conflicts of interests, and leaks has been a material factor behind TIM's share price steep decline since its election (-37%[2]) despite the Company's resilient operating performance[3] in a challenging market environment under previous CEO Amos Genish
- As outlined in Vivendi's report illustrating the reasons behind its request for an *ad hoc* Shareholders' Meeting published on 14th December 2018[4], **five Directors of the Elliott slate have repeatedly breached basic and fundamental governance rules and shown a clear lack of independence** since their appointment. Board decisions have repeatedly turned out to be aligned to Elliott's interests only
- **Elliott** twice entered into a **collar**[5] on a 4.9% stake, which enables 'empty voting' by decoupling economic ownership of shares from voting rights, in practice misaligning its interests with those of other shareholders
- TIM's current Board **created an environment** in which the **management's work was continuously undermined**. The **current composition of the Board is no longer representative** of the interests and expectations of all shareholders that voted in favour of the Elliott slate, on the assumption that the Company was to be led by Amos Genish (elected with 98%[6] of the votes), with the support of an Independent Board of Directors
- After having been confirmed by a landslide vote in May 2018, **Amos Genish was ousted in November through a Board 'coup'** which was at odds with basic corporate governance practices
- TIM's Q4 pre-results warning of 17th January with weak 2019 outlook[7], coming approximately two months after the disorderly ousting by the Board of Mr. Genish and subsequent replacement of several other senior executives, represents either an **abrupt material lapse in operational and financial discipline** within the Company or another **cynical, premature and value-destroying move to "kitchen-sink"** market expectations and possibly create a lower entry point for Elliott, both of which are equally grave causes for concern
- Elliott **urged** TIM's Board on 21st January 2019 **to spin-off its network assets without delay and according to the press TIM immediately called upon the services of Elliott's advisors**[8]

1. In-depth analysis of TIM's current Board corporate governance shortcomings see appendix C page 33
2. Performance between 4th May 2018 and 22nd February 2019
3. See appendix D page 42
4. Filing is available here
5. 9th April 2018 SEC disclosure here; 31st January 2019 SEC disclosure here
6. Source: Telecom Italia, see here and here
7. Source: Telecom Italia, see here
8. Source: The Telegraph, see here

vivendi

5

Restoring Value for Telecom Italia 1.00 Elliott slate elected on TIM’s Board (4-May) TIM Share Price 0.90 Has Dropped 0.80 (6.2%) TIM Q2 results (25-Jul) c.40% Since Elliott 0.70 TIM Q3 results and €2bn -7.2% Board Election 0.60 impairment charge (9-Nov) TIM profit warning (18-Jan²) Iliad says it gained 1 million subscribers in Italy in the 50 days (36.6%) since launching (19-Jul) 0.50 Rumours of Amos Genish leaving TIM 1 Amos Genish ousted (13-Nov) CDP announces intention to increase its stake in TIM (14-Feb) 0.40 May-18 Jun-18 Jul-18 Aug-18 Sep-18 Oct-18 Nov-18 Dec-18 Jan-19 Feb-19 TIM Share Price Eurostoxx Telco Index (rebased) Source: Bloomberg as of 22nd February 2019 1. Il Fatto Quotidiano (23rd August 2018 and 21st September 2019) 2. News announced on 17th January post market close (share price impact on 18th January) 6

Restoring Value for Telecom Italia Elliott’s Interest in â–ª Elliott disclosed twice1,2 that it has entered into a cash-settled collar on a 4.9% stake in TIM (c.52% of its disclosed stake) Creating Value is â–ª Thanks to its first collar, and the cash received from it, Elliott increased it stake from 8.8% in April 2018 to 9.5% at the beginning of February 2019, while significantly reducing the cost of its investment from $1.2bn to $855m³ Doubtful Given Its â–ª On its new collar, Elliott has sold the upside on the share price above €0,4809 to benefit from a downside protection, while justifying its interest in TIM because they “believe the securities of the issuer are undervalued” Hedging Structure â–ª On 9th April 2018, when TIM’s ordinary shares were trading above €0.85, Elliott stated that “an Independent Board could deliver actions which may double the stock price over the next two years”. Elliott’s actual investment strategy is clearly inconsistent with those statements: the new collar covers the same two-year timeframe (as its expiration dates range from May to September 2020) but is capping the upside at €0.4809 â–ª Elliott has decoupled its economic and voting interests enabling ‘empty voting’ , has lower motivation to drive the TIM share price up and its interests are not aligned with other shareholders Source: SEC, Bloomberg as of 7th February 2019 1. Apr-18 SEC disclosure here; on the 4.9% stake Elliott has downside protection at €0.81054 and capped its upside at €0.89586 2. Jan-19 SEC disclosure here; collar with strikes €0.4351 and €0.4809 3. Based on Elliott’s reported cost of investment of c.$842m on a c.9.4% stake (Jan-19 SEC disclosure here), and the estimate of the cost of the additional c.0.147% stake purchased between 30th January and 6th February 2019, using the Bloomberg reported TIM Volume-Weighted Average Price (VWAP) of €0.4857 7

Restoring Value for Telecom Italia

TIM's Risk Perception Has Significantly Increased After Mr Genish Was Ousted As CEO; Financial Stability In Jeopardy

TIM Financial Debt[1] (€bn)


Gross
Net
32.9
25.3
29.6
25.5
31.0
25.1
30.0
25.2
29.4
25.3
FY 17
Q1 18
Q2 18
Q3 18
FY 18

Risk (basis points)[2]


400
300
200
100
8-Jan-19
€1.25bn 2024 bond issuance
Yield: 4.125%
18-Jan-19
Profit warning
301.2
218.3
13-Nov-18
Amos Genish ousted
21-Jun-18
€750m 2026 bond issued
Yield: 2.876%
May-18
Jul-18
Sep-18
Nov-18
Jan-19
TIM
Italy

- TIM's balance sheet is heavily loaded with **c.€30bn of gross debt**
- The decoupling of TIM's Credit Default Swap spreads and "Italian country risk" demonstrates how **TIM's risk perception has significantly increased** in the market resulting in a significant increase in cost of debt
- Announcing a profit warning a week after issuing a bond has alienated **market participants**, who are **losing trust in TIM**
  - *"Any company that announces a profit warning just a week after a bond issue does a disservice to itself and creates negative feeling among bond investors […]. For a company with such a large amount of outstanding debt it is a particularly surprising course of action"*[3]

Source: Bloomberg as of 22nd February 2019
1. Does not include €1.9bn in financial commitments (€2.4bn total commitments net of €477m due in 2018) related to the 5G auction held on 2nd October 2018, see here
2. 5Y CDS for TIM; Spread to 5 Year German Bond shown for Italy
3. Bloomberg, "*Telecom Italia's Warning Following Bond Sale Leaves Sour Taste*" (18th January 2019)

vivendi

8

Restoring Value for Telecom Italia Elliott’s Push For A “Vivendi believes that TIM’s fixed network Network Fire Sale1 is core to its value creation. Is Against Vivendi is ready to support a merger of Employees’ and Open Fiber with TIM if the conditions are Shareholders’ right and fair from an operational, financial and regulatory standpoint and overseen by Interests an Independent Directors-controlled Board” 1. Elliott spokesman to The Telegraph (20th November 2018) and to Ansa (21st January 2019) 9

Restoring Value for Telecom Italia Vivendi Believes â–ª The three-year strategic plan presented by the former management in March 2018 had broad market support that an Ambitious â–ª Vivendi will support any proposals that are shown to be in the best long-term interest of all TIM shareholders and other stakeholders, including alternative fixed network business models, enhanced FCF generation, Industrial Plan Can deleveraging initiatives, potential sale of non-strategic assets, simplification of the capital structure and resumption of Restore Value for dividend payments TIM â–ª Only an appropriate Board, independent and with stronger expertise in the telecoms sector, will have the credibility to supervise a plan to the benefit of all TIM shareholders and stakeholders

“The Elliott-nominated Board and its misconduct have led TIM into a precarious state; shareholder value has been destroyed and risks have increased. TIM is a first-class Telecom operator. Vivendi believes in a better future for TIM. Change needs to start now” Restoring Value for Telecom Italia Vivendi Believes The three-year strategic plan presented by the former management in March 2018 had broad market support that an Ambitious Vivendi will support any proposals that are shown to be in the best long-term interest of all TIM shareholders and other stakeholders, including alternative fixed network business models, enhanced FCF generation, Industrial Plan Can deleveraging initiatives, potential sale of non-strategic assets, simplification of the capital structure and resumption of Restore Value for dividend payments TIM Only an appropriate Board, independent and with stronger expertise in the telecoms sector, will have the credibility to supervise a plan to the benefit of all TIM shareholders and stakeholders 10

Restoring Value for Telecom Italia

Five Elliott Slate Directors To Be Replaced

- **Alfredo Altavilla (Chair of Nomination & Remuneration Committee)**
  - **Acted against the procedures regulating the CEO succession process his Committee should have followed**
  - Pursued personal interests by openly trying to run as Amos Genish's successor
  - Participated in the actual decision-making process which took place outside the appropriate corporate bodies
- **Fulvio Conti (Chairman)**
  - **Carries overall responsibility for the serious shortcomings in TIM's governance**
  - Acted as an Executive Director by orchestrating and conducting the 'coup' to replace Amos Genish, which was actually decided outside the Board
  - Has proven incapable of stopping leaks regarding the potential departure of Amos Genish during the summer
- **Massimo Ferrari**
  - Contributed to the continuous rumour mill and confusion by conducting **unauthorized press interviews**
  - **Participated in pre-meetings among sole Elliott Directors to organise the ouster of the CEO**
- **Paola Giannotti de Ponti (Chair of Control and Risk Committee)**
  - Monitored the entire impairment test process whose results were exploited to justify Mr. Genish's removal
  - **Participated in the actual decision-making which took place outside the appropriate corporate bodies**
- **Dante Roscini (Lead Independent Director)**
  - Required to represent **all** Independent Directors
  - **Failed to ensure complete and timely information flow to all Independent Directors**
  - Participated in the organized calls and pre-meetings with sole Elliott Director participation aimed at 'pre-packaging' Board decisions vivendi

In-depth analysis of TIM's current Board corporate governance shortcomings see appendix C page 33

12

Restoring Value for Telecom Italia

Five Vivendi Proposed Highly Qualified Independent Directors To Be Elected

- **Franco Bernabé**
  - Mr. Bernabè has a wealth of experience in managing Italian listed companies
  - He served as CEO of Eni from 1992 to 1998, joining Telecom Italia SpA in 1998 to become its Chief Executive Officer from 2008 to 2013 and its Executive Chairman from 2011
  - At the end of 1999, he founded FB Group, an investment company active in financial advisory, ICT, and renewable energy
  - He has also held different public offices in his career
- **Gabriele Galateri di Genola**
  - Mr. Galateri di Genola is an Italian businessperson who has been at the helm of several companies and has gained experience in high-level management
  - He was Managing Director of IFIL SpA and Fiat SpA, Chairman of Mediobanca SpA and Telecom Italia SpA, as well as Director and Vice Chairman of Assicurazioni Generali SpA
  - He is currently Independent Director of Endered SA, Moncler SpA, and Chairman of Assicurazioni Generali SpA
- **Flavia Mazzarella**
  - During her career, Ms. Mazzarella has held several positions in Italian and European insurance authorities (IVASS and EIOPA) and has participated in several working groups established by the Italian Presidency of the Council of Ministers
  - She was Manager of the privatization office at the Italian Ministry of Finance and Economics and currently occupies the position of Non-Executive Chairman at Banca Finnat Euramerica SpA
  - She is also on the Board of Garofalo Health Care SpA
- **Rob van der Valk**
  - Mr. Van der Valk has over twenty years of capital markets and Telecom sector experience, and has been a close follower of Telecom Italia throughout his career
  - From 2007 to 2018, he was Senior Portfolio Manager and Head of Telecom and Telecom Equipment at Norges Bank (NBIM)
  - He is currently Director of Falcon Eye Consulting Ltd, a London-based consultancy firm that he founded
- **Francesco Vatalaro**
  - Mr. Valataro possesses a high level of expertise in telecommunications from his 40 years of profession in industry, research and teaching at universities
  - He is full professor of Telecommunications at the University of Rome Tor Vergata and was Chairman of the "Comitato NGN Italia (AGCOM)," the Italian communication industry regulation authority, from 2009 to 2012
  - He was founder and president of Radiolabs, joint industry-university research consortium in Telecommunications, and Member of Directors of several research consortia in Italy vivendi

Board Analysis see appendix A page 21; Independent Director Candidates CVs see appendix B page 27

13

Restoring Value for Telecom Italia Vivendi’s candidates have been chosen in order to enrich the composition of the Board of Directors with highly qualified professionals, improving “must-have competencies” in the Telecommunication sector and maintaining high levels of other competencies Vivendi Resulting Areas of Improvement TELCO CORPORATE GOVERNANCE REGULATORY FRAMEWORK CEO/CHAIRMAN EXPERIENCE 47% 33% 53% 40% 27% 33% Candidates – 33% 27% Improvement Of Current Board Proposed Board Current Board Proposed Board Current Board Proposed Board Current Board Proposed Board GEOPOLITICAL AND PUBLIC RISK MANAGEMENT DIGITAL/IT ENGINEERING / POLICY INFRASTRUCTURE Board Of Directors 47% 27% 20% 27% 13% 20% Composition 13% 40% Current Board Proposed Board Current Board Proposed Board Current Board Proposed Board Current Board Proposed Board The main competencies and skills required in the Telecommunication sector would be improved thanks to the election of the new candidates proposed by Vivendi The levels of other competencies required by most corporate governance best practices would remain highly in line with past Board of Directors (e.g.: International Experience, Management, Finance, Capital Markets and M&A) Morrow Sodali Board Analysis see appendix A page 21 14

Restoring Value for Telecom Italia

Key Factors For Shareholders To Consider (1/2)

- **Governance**
  - **Elliott** promised 'first-class corporate governance'[1] but **actually delivered a succession of self-interested actions**
  - **Vivendi**'s proposal will enhance governance with proper stewardship for the company. This will provide a **constructive path forward** to rebuild trust within the Board of Directors and the right conditions to allow TIM to deal with important challenges and issues in an effective manner
- **Control Ambitions**
  - **Elliott** claims it has no control ambitions[2], but the collective behaviour of its **slate members** suggests that they **are fully coordinated**, and pre-package actions and decisions to support Elliott's interests
  - **Vivendi does not have control ambitions**. Its proposal will guarantee Independent Directors have a majority (at least 8 out of 15) within the Board, ensuring no control for any single party. The Chairmanship should be non-Executive in nature and fulfilled by an Independent Board Member
- **TIM Strategic Plan**
  - **Elliott expressed support for the DigiTIM business plan and for Amos Genish**[3] (despite concurrently and inconsistently advocating for fixed network separation) to **amass proxy votes**, to then oust him a short few months thereafter and announce the road to a new strategic plan[4]
  - **Vivendi** will balance the company's craving need for leadership stability with a similarly important need for any plan to contain key pillars, such as a focus on enhanced FCF generation, deleveraging, digitalization and improved customer satisfaction, in order to **drive value generation**

1. Elliott "Transforming TIM" presentation (9th April 2018) page 27
2. Elliott press release of 19th April 2018 and "Transforming TIM" presentation (9th April 2018)
3. Elliott "Transforming TIM" presentation (9th April 2018) page 7
4. Telegraph article (20th November 2018)

vivendi

15

Restoring Value for Telecom Italia Alignment with Other Shareholders and Incentives for Value Creation Key Factors For Elliott advocated how a Board under their stewardship “may double the stock price over the next two years”¹ to then take out a collar on a 4.9% stake as per their SEC disclosure², which severely curtails its economic exposure to TIM Shareholders To Vivendi has invested c.4bn in TIM ordinary shares at an average share price of 1.0709³, which demonstrates the clear interest of Vivendi, as a long-term industrial investor, in driving share price value Consider (2/2) creation Shareholder Value Creation Elliott advocates for a break-up of the company, with network separation and deconsolidation proposals that contain flawed key assumptions and fail to capture the extensive operational, financial and regulatory complexity, and execution risks that would need to be overcome Vivendi will support any proposals that are shown to be in the best long-term interest of all TIM shareholders and other stakeholders, including alternative fixed network business models, deleveraging initiatives, potential sale of non-strategic assets, simplification of the capital structure and resumption of dividend payments 1. Elliott “Transforming TIM” presentation (9th April 2018) page 28 2. 9th April 2018 SEC disclosure here; 31st January 2019 SEC disclosure here 3. Vivendi Q2-18 financial report page 46 16

Restoring Value for Telecom Italia A Board with any single party in control faces the likely prospect of continued proxy challenges by the other party, leaving the Company in a state of paralysis and unable to execute on key strategic priorities and decisions. Vivendi believes a Neutral Board, comprised of a guaranteed majority of truly Independent Directors and Support Vivendi’s with enhanced competencies provides shareholders with the best prospect of being able to avoid this scenario Vivendi believes that if the current Board were to stay in place there is an increased probability that decisions will Proposals for be taken only in favour of some rather than all TIM stakeholders and/or might at best produce short-term value realisation but will prove to be sub-optimal in the longer term Superior TIM Vivendi believes in placing trust and confidence in a strong Independent Board, reaching the appropriate wealth enhancing decisions for the benefit of all stakeholders. Moreover, Vivendi: Governance & • Fully recognises the urgency of the TIM situation and is of the firm belief that change needs to start now • Believes that TIM’s fixed network is core to its value creation. Vivendi is ready to support a potential merger of Open Fiber into TIM under the right and fair conditions (operationally, financially and Value Recovery regulatory), overseen by an Independent Director controlled Board • Will use all means available to it to protect its shareholder rights and interests as well as those of other Prospects minorities should these be threatened Vivendi believes that shareholders supporting its proposals are not only enabling enhanced governance at TIM, but also take an important first step towards shareholder value recovery through an immediate improvement in TIM’s risk profile

Restoring Value for Telecom ItaliaKey Datesâ–ª Meeting Called: 14th January 2019â–ª Opening of Electronic and Postal Voting: 8th March 2019â–ª Meeting Record Date: 20th March 2019â–ª Shareholders’ Meeting Date: 29th March 2019

Restoring Value for Telecom Italia “Given the Company’s important role in Italian society, we have a fiduciary duty towards shareholders, 50,000 employees and the Country to ensure TIM’s long-term financial and operational health. Any potential decisions involving its ‘crown jewel’ assets must be taken with the utmost care and consideration”

Appendix A – Board Analysis 21 B—Independent Director Candidate CVs 27 C—In-depth Analysis of TIM’s Current Board Corporate Governance Shortcomings 33 D—TIM’s Operating Performance under Previous Management 42 Contacts 46

Appendix A Morrow Sodali Board Analysis

Board Analysis Skills Definition SKILL DEFINITION MANAGEMENT At least three years of experience in administration, direction and control of listed companies CEO/CHAIRMAN EXPERIENCE At least three years of experience gained in high management levels in Large Cap Companies (CEO, Chairman) At least three years of experience gained in high management levels in listed companies (CEO, CFO, GD), in the Board of Auditors, RISK MANAGEMENT Supervisory Body, Chairman of Risk and Control Committee. Multi-year experience as Senior Portfolio Manager in large asset management institutions CAPITAL MARKETS AND M&A Multi-year experience in capital markets and merger & acquisition issues Multi-year experience of administration, direction and control in listed companies operating in the financial sector, investments funds. FINANCE University professor in finance At least five years of experience in administration, direction and control of Large Cap Companies. At least three years of experience in high CORPORATE GOVERNANCE management levels in Large Cap Companies INTERNATIONAL EXPERIENCE Multi-year experience carrying out high-level professional activities abroad or in Italian companies with international exposure Multi-year experience of administration, direction and control in listed companies operating in the telephone, television, radio and TELCO communication sectors Multi-year experience in engineering / infrastructure sector. Current or former executive role in utilities / infrastructure, distribution and ENGINEERING/INFRASTRUCTURE transmission of energy. Degrees in engineering Multi-year experience in law / regulatory sector. Current or former law practice, law teaching in universities. Acquired knowledge of business REGULATORY FRAMEWORK regulatory framework DIGITAL/IT Relevant expertise and experiences in digital / IT sectors GEOPOLITICAL AND PUBLIC POLICY Relevant expertise in the geopolitical and public sector gained though current or former roles in governmental / public entities

Board Analysis Vivendi Candidates CANDIDATE GENDER AGE INDEPENDENT NATIONALITY DIRECTOR EXPERTISE Franco Bernab M 70 YES Italian Gabriele Galateri di Genola M 71 YES Italian Flavia Mazzarella F 60 YES Italian Rob van der Valk M 48 YES Dutch Francesco Vatalaro M 65 YES Italian Franco Bernab Flavia Mazzarella Rob van der Francesco Gabriele Galateri di Genola Valk Vatalaro Mr. Bernab has a wealth of experience in Mr. Galateri di Genola is an Italian During her career, Ms. Mazzarella has Mr. Van der Valk has over twenty years of Mr. Valataro possesses a high level of managing Italian listed companies. He businessperson who has been at the helm held several positions in the public capital markets and Telecom sector expertise in communication and served as CEO of Eni from 1992 to 1998, of several companies and has gained insurance industry (ISVAP, IVASS, experience, and has been a close follower telecommunications from his several years joining Telecom Italia SpA in 1998 to experience in high-level management. He CEIOPS) and has participated in several of Telecom Italia throughout his career. of teaching. He is full professor of become its Chief Executive Officer from was Managing Director of IFIL SpA and working groups established by the Italian From 2007 to 2018, he was Senior Telecommunications at the University of 2008 to 2013 and its Executive Chairman Fiat SpA, Chairman of Mediobanca SpA Presidency of the Council of Ministers. She Portfolio Manager and Head of Telecom Rome Tor Vergata and was Chairman of from 2011. At the end of 1999, he founded and Telecom Italia SpA, as well as Director was Manager of the Privatization office at and Telecom Equipment at Norges Bank the “Comitato NGN Italia (AGCOM),” the FB Group, an investment company active and Vice Chairman of Assicurazioni the Italian Ministry of Finance and Investment Management (NBIM). He is Italian communication industry regulator in financial advisory, ICT, and renewable Generali SpA. He is currently Independent Economics and currently occupies the currently Director of Falcon Eye Consulting and competition authority, from 2009 to energy. He has also held different public Director of Endered SA, Moncler SpA, and position of Non-Executive Chairman at Ltd, a London-based consultancy firm that 2012. offices in his career. Chairman of Generali SpA. Banca Finnat Euramerica SpA. She is also he founded. on the Board of Garofalo Health Care SpA.

Board Analysis Vivendi Candidates – Main Features Skills and Expertise Independence Gender All candidates (100%) identified by Vivendi INTERNATIONAL EXPERIENCE 100% meet the independence requirements set 20% out in the Italian Corporate Governance FINANCE 80% Code1 and the combined provision of the MALE CAPITAL MARKETS AND M&A 80% TUF FEMALE RISK MANAGEMENT 80% 80% TELCO 80% GEOPOLITICAL AND PUBLIC POLICY 60% Age Breakdown Nationality REGULATORY FRAMEWORK 60% CORPORATE GOVERNANCE 60% 40% >65 20% ENGINEERING/INFRASTRUCTURE 60% 55-65 ITALIAN 40% <55 FOREIGN MANAGEMENT 60% 20% 80% CEO/CHAIRMAN EXPERIENCE 40% AGE BREAKDOWN DIGITAL/IT 20% 1. Borsa Italiana, Art. 3 Corporate Governance Code, see here 24

Board Analysis

Vivendi Candidates – Improvement of Board of Directors' Composition

Vivendi's candidates have been chosen in order to enrich the composition of the Board of Directors with highly qualified professionals, improving "must-have competencies" in the Telecommunication sector and maintaining high levels of other competencies

Current Board Skills


INTERNATIONAL EXPERIENCE 80%
MANAGEMENT 73%
FINANCE 67%
CAPITAL MARKETS AND M&A 60%
RISK MANAGEMENT 40%
REGULATORY FRAMEWORK 33%
TELCO 33%
CORPORATE GOVERNANCE 27%
CEO/CHAIRMAN EXPERIENCE 27%
ENGINEERING/INFRASTRUCTURE 20%
GEOPOLITICAL AND PUBLIC POLICY 13%
DIGITAL/IT 13%

Resulting Areas of Improvement


TELCO
33%
53%
Current Board
Expected Board
CORPORATE GOVERNANCE
27%
40%
Current Board
Expected Board
REGULATORY FRAMEWORK
33%
47%
Current Board
Expected Board
CEO/CHAIRMAN EXPERIENCE
27%
33%
Current Board
Expected Board
GEOPOLITICAL AND PUBLIC POLICY
13%
27%
Current Board
Expected Board
RISK MANAGEMENT
40%
47%
Current Board
Expected Board
DIGITAL/IT
13%
20%
Current Board
Expected Board
ENGINEERING / INFRASTRUCTURE
20%
27%
Current Board
Expected Board

- The main competencies and skills required in the Telecommunication sector would be improved thanks to the election of the new candidates proposed by Vivendi
- The levels of other competencies required by most corporate governance best practices would remain highly in line with past Board of Directors (e.g.: *International Experience, Management, Finance, Capital Markets and M&A*)

vivendi

25

Board Analysis

Vivendi Candidates – Improvement of Board of Directors' Composition

New candidates' proposed by Vivendi would bring numerous expertise and experience to the Board, increasing both key Board of Directors' skills and Telecommunication sector skills:

Key Board of Directors' skills

CEO/CHAIRMAN EXPERIENCE

Enhancing CEO/Chairman Experience

- **Mr. Bernabè** has more than 10 years of experience in high management (ENI, TIM)
- **Mr. Galateri di Genola** has been Chairman of Assicurazioni Generali since 2011

INTERNATIONAL EXPERIENCE

Enhancing international exposure of the Board of Directors

- **All candidates** have relevant international experience
- **Mr. Van der Valk** has been Senior Portfolio Manager and Head of Telecom at Norges Bank Investment Management for more than 10 years
- **Mr. Bernabè and Galateri di Genola** have had several high-level roles in Italian companies with international exposure

RISK MANAGEMENT

Strengthening risk management expertise of the Board of Directors

- **Mr. Bernabè and Galateri di Genola** have had several past high-level roles (CEO/Chairman) in Italian companies with international exposure
- **Mr. Van der Valk** was Senior Portfolio Manager at NBIM
- **Ms. Mazzarella** has experience as Chairman of the Risk and Control Committee

Telecommunication sector skills

TELCO EXPERIENCE

Enhancing Telecommunications sector' experiences

- **Mr. Van der Valk** has extensive knowledge of the financial/market capital side of the Telecom sector (previous Head of Telecom at NBIM)
- **Mr. Vatalaro** will contribute enhancing Telco's Board skills thanks his extensive experience in the academic sphere

ENGINEERING/INFRASTUCTURE

Introducing skills in engineering and infrastructure sectors

- **New candidates** will introduce expertise in the infrastructural and engineering sectors in the Board
- **Mr. Vatalaro**, thanks to his educational background and participation in the IEEE (Electronic Engineers Society)
- **Mr. Bernabè**, thanks to the expertise gained in his past management roles in Eni and TIM

REGULATORY FRAMEWORK

Improving Boards' knowledge in the regulatory framework

- **Mr. Vatalaro** has extensive knowledge of the TIM business regulatory framework thanks to his past roles at AGCOM and Italian Ministry of Communications

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26

Appendix B Independent Director Candidate CVs

Independent Director Candidate CVs â–ª EXPERTISE AND EXPERIENCE: • Franco Bernabè was born in Vipiteno (Bolzano) on 18th September 1948. • After earning his degree with honors in Economics and Political Science at the University of Turin in 1973, Mr. Bernabè worked for two years as a post-graduate fellow at the Einaudi Foundation, and then as Senior Economist at the OECD Department of Economics and Statistics in Paris. • From 1978 to 1983, Mr. Bernabè worked at the Planning Department of FIAT as Chief Economist. • In 1983, he joined ENI as deputy to the Chairman and subsequently became the head of Corporate Planning, Financial Control and Corporate Development; from 1992 to 1998, Mr. Bernabè was CEO of ENI. During his two terms, he achieved the turnaround of the company and its successful privatization, making ENI one of the largest oil companies by market capitalization worldwide. Franco • In November 1998, Mr. Bernabè became CEO of Telecom Italia, a position he retained until May 1999. • At the end of 1999, he founded FB Group, an investment company active in the areas of financial advisory, ICT and renewable energy. In 2004, following the contribution of the financial advisory activities of FB Group to Rothschild S.p.A., he was appointed Vice Chairman of Rothschild Europe. • In 2008, he moved back to Telecom Italia, where he served as Chief Executive Officer until 2010 and Executive Chairman during the following Bernabè three years. • In 2015, he was appointed Chairman of CartaSi and Vice Chairman of the Istituto Centrale delle Banche Popolari Italiane (ICBPI), where he then became Chairman in 2016. ICBPI has since changed its name to Nexi S.p.A. The same year, he became Chairman of the Italian Commission of UNESCO, which aims at enhancing the promotion and implementation of the UNESCO programs in Italy. • On May 4, 2017, Mr. Bernabè was appointed as independent Director of Telecom Italia. From March 22, 2018 to May 4, 2018, he served as Deputy Chairman of Telecom Italia and as a Member of the Strategic Committee. • In the past, Mr. Bernabè also held various offices, among which: Chairman of GSMA, the International organization of mobile operators, Member of the Board of Directors of PetroChina (where he also served as Chairman of the Audit Committee), Member of the European Roundtable of Industrialists, Member of the International Council of JP Morgan, Member of the Managing Board of Assonime and Assolombarda, Member of the Managing Board and Executive Committee of Confindustria, Member of the Board of Directors of Fiat, Tiscali, Pininfarina, Poste Olandesi (TPG), Institut Français du Pétrole (IFP) and Chairman of the Observatoire Méditerranéen de l’Energie (OME). He was also a Member of the International Advisory Board of Credit Suisse, of the Advisory Board of the Council on Foreign Relations and of the Perez Center for Peace, founded by Shimon Perez. • He also occupied various public positions: in 1999, he was appointed by the Prime Minister as special representative of the Italian government for the reconstruction of Kosovo; from 2001 to 2003, he was Chairman of La Biennale di Venezia and between 2004 and 2014, he was the Chairman of Mart of Trento and Rovereto. • In 2011, Mr. Bernabè was knighted by the President of the Italian Republic. â–ª POSITIONS AND FUNCTIONS: • Nexi S.p.A., Chairman of the Board of Directors • Nexi Payments S.p.A., Member of the Board of Directors • FB Group, Chairman • UNESCO, Chairman of the Italian Commission • Fondazione La Quadriennale di Roma, Chairman

Independent Director Candidate CVs â–ª EXPERTISE AND EXPERIENCE: • Mr. Gabriele Galateri di Genola was born on 11th January 1947 in Rome, Italy. He graduated In Law and obtained an MBA from Columbia University. • His professional career began in 1971 at the headquarters of Banco di Roma, with the role of Head of Financial Analysis Office and, later, Head of International Financing. Gabriele • In 1974, he joined Saint Gobain Group in Italy as Financial Director and later in Paris until 1976. • In 1977, he joined FIAT S.p.A., where he had increasingly high-ranking positions: from Head of the North, Central and South American Operations of the International Finance Department to Head of the International Finance Department and Finance Director. • In 1986, he was appointed Managing Director of IFIL S.p.A. and, in 1993, he also held the position of Managing Director and General Manager of IFI until 2002. Galateri Di Genola • In June 2002, he was appointed Managing Director of FIAT S.p.A. • From April 2003 to June 2007, he was Chairman of the Board of Directors of Mediobanca S.p.A. and, from December 3, 2007 until April 12, 2011, he was Chairman of Telecom Italia S.p.A., of which he was a Director until April 2014. • From April 26, 2003 until April 24, 2010, he was Director and Vice-Chairman of Assicurazioni Generali S.p.A. • Since April 8, 2011, he has been Chairman—Non-executive Director of Assicurazioni Generali S.p.A., where he is also Chairman of the Corporate Governance, Social & Environmental Sustainability Committee and Member of the Investment and Strategic Transaction Committee. â–ª POSITIONS AND FUNCTIONS: • Assicurazioni Generali S.p.A. (*), Chairman—Non-executive Director, Chairman of the Corporate Governance, Social & Environmental Sustainability Committee, Member of the Investment and Strategic Transaction Committee • Moncler S.p.A. (*), Non-executive Member of the Board of Directors • Edenred S.A. (*), Non-executive Member of the Board of Directors • Lavazza S.p.A., Non-executive Member of the Board of Directors • Giorgio Cini Foundation, Non-executive Member of the Board of Directors • Chair of the Italian Technology Institute • Member of the Board of Overseers of the Columbia Business School • Member of the European Advisory Board of Temasek • Member of the Global Advisory Council of Bank of America Merrill Lynch

Independent Director Candidate CVs â–ª EXPERTISE AND EXPERIENCE: • Mrs. Flavia Mazzarella was born in Teramo on 24th December 1958. She has a degree in Business and Economics, cum laude, from the University of Rome “La Sapienza”. • In 1983, she started her career at CENSIS—Centro Studi Investimenti Sociali as researcher. Between October 1985 and September 1990, she worked as analyst at the study department of Mediocredito Centrale S.p.A.; then she joined Sviluppo Italia S.p.A. until January 1994. • From 1994 to 2002, she joined the Privatization office at the Ministry of Finance and Economics where she worked as public manager from 2000. • From 2002 to 2005 she was head of one of the two “Supervisory Service” departments at the Istituto per la vigilanza sulle assicurazioni private e Flavia di interesse collettivo (ISVAP). She served in the same Authority as Deputy General Manager until 2012. • Between November 2009 and December 2010, she was Member of the Management Board of the Committee of European Insurance and Occupational Pensions Supervisors (CEIOPS) in charge of consumer protection. Later she was appointed as Member of the Management Board of the European Insurance and Occupational Pensions Authority (EIOPA). • From 2013 to July 2014 she served at Autorità dell’Istituto per la Vigilanza sulle Assicurazioni (IVASS) as public manager with consultancy and Mazzarella support functions to the benefit of the Authority Board. • During the three-years period 2015—2018 she was Director and Member of the Control and Risk Committee of SAIPEM S.p.A. • Between February 2016 and March 2017, she held the office of Director of Banca Finnat Euramerica S.p.A., where she served as Chairman of the Risk Committee, Member of the Nomination Committee and Lead Independent Director. From March 2017 she is Chairman of the same company. • Between May 2018 and November 2018, she served as Director of FIGC Servizi S.r.l. From November 2018 she is Director of Garofalo Health Care S.p.A. where she also serves as Chairman of the Control and Risk Committee and Member of the Nomination and Remuneration Committee. • During her career she was also a Director of Sviluppo Italia S.p.A. and Chairman of regional subsidiaries of the same (Sviluppo Italia Campania S.p.A. and Sviluppo Italia Molise S.p.A.). She was also Member of the Audit Board of “Marco Fanno”, the association of the fellows of Mediocredito Centrale S.p.A. • She participated to committees and working groups established by the Presidency of the Council of Ministers (Presidenza del Consiglio dei Ministri), including: (i) working group for the assignment of the UMTS licenses (2000), (ii) inter-ministerial working group for the analysis of the costs arising from the nuclear decommissioning (2006), (iii) experts commission for the implementation of the project “Initiatives in favour of employment, self-employment and women entrepreneurship” (1998). She also served as Secretary of the Comitato di Consulenza Globale e di garanzia per le Privatizzazioni at the Ministry of Economy and Finance (1999—2002) and was a Member of the OECD Privatization Network (2000—2002). During her career she also taught at the post degree master “Investment Service” at the University of Rome “La Sapienza” (2005-2012). â–ª POSITIONS AND FUNCTIONS: • Garofalo Health Care S.p.A. (*), Chairman of the Control and Risk Committee and Member of the Nomination and Remuneration Committee • Finnat Euramerica S.p.A. (*), Chairman of the Board of Directors (*) Listed companies.

Independent Director Candidate CVs Rob â–ª EXPERTISE AND EXPERIENCE: • Mr. Van der Valk was born on 28th January 1971 in Castricum, the Netherlands. He holds a Master of Science degree in Business Economics from the Vrije Universiteit of Amsterdam. • Mr. Van der Valk has over twenty years of capital markets and telecom sector experience on both the buy- and sell-side and has been a van der Valk close follower of Telecom Italia throughout his career. Mr. Van der Valk is Director of Falcon Eye Consulting Ltd, a London-based consultancy firm he founded. • From 2007 to July 2018 he was Senior Portfolio Manager and Head of Telecom and Telecom Equipment within the Sector Strategies Division of Norges Bank Investment Management (NBIM) in London, the world’s largest Sovereign Wealth Fund. In this role Mr. Van der Valk engaged in detailed financial, strategic and governance related discussions with senior executives and Board Members of a large number of telecom, cable, satellite, tower and datacenter companies around the globe. His approach has always been based on rigorous analysis, financial modelling and a constructive dialogue with companies. He was regularly recognized as a top ranked fund manager by companies in his sector in the annual Extel awards. • From 2000 to 2007 he worked at Citigroup Global Markets as both European telecom equity research analyst and global telecom specialist salesperson. • He started his career in London in 1996 as an equity research analyst at Barclays de Zoete Wedd (BZW), soon after acquired by Credit Suisse First Boston (CSFB).

Independent Director Candidate CVs â–ª EXPERTISE AND EXPERIENCE: • Professor Francesco Vatalaro was born in Vibo Valentia on 8th October 1953. In 1977 he graduated in Electronics Engineering from the University of Bologna. • Since 1978 to 1980 he worked at “Fondazione Ugo Bordoni”, Villa Griffone, as a researcher. Subsequently, he worked as a researcher at the Research Centre FACE Standard since 1980 to 1985. • Since 1985 to 1987 he was “group leader” in charge of system engineering for ground stations at Selenia Spazio. • Since 2000 he is Full Professor of Telecommunications at the University of Rome “Tor Vergata”, where he had previously served as Associate Professor of Telecommunications since 1987. • Since 1987 to 1989 for Alenia Spazio he was in charge of the ground segment of the project Data Relay System of the European Space Agency Francesco (ESA). • He was a Member of the Board of Directors of Consorzio di Ricerca CoRiTeL for five years (1995—2000). • Since 2001 to 2008 he held office of Chairman of Consorzio di Ricerca RadioLabs, that he also founded. Since 2003 to 2007 he was a Member of the Directive Board of CNIT. Vatalaro • He was Principal Investigator of one of the main national projects in the TLC sector, the national research project FIRB “Virtual Immersive Communications” (VICOM) of the Ministry of Education, University and Research (2002—2006). • In 2006 he joined the Scientific Committee of Thales (former Alcatel) Alenia Space, of which he was a Member until 2010. • Since 2008 he is Member of the Board of Directors, appointed by the University of Rome “Tor Vergata”, of the Consorzio di Ricerca RadioLabs. • He was Chairman of the “Comitato NGN Italia” of the Communications Regulatory Authority (AGCOM) since 2009 to 2012. • Since 2010 to 2012 he was also the chairman of the Italy Section of the IEEE – Institute of Electrical and Electronics Engineers. • He was the Chairman of the Advisory Board of F2i/Metroweb (2011) and Member of the Strategic Committee of the IEEE Communications Society (2012). • As to the academic activity, he held the following additional positions: Professor of Electrical Communications at the University of L’Aquila (1991—1993), Professor of Telecommunications at the High School of Telecommunications (Scuola Superiore di Telecomunicazioni), Ministry of Communication (1995—1998 and 2001—2005), Visiting Professor at University of Southern California, Electrical Engineering/Systems Dept., Los Angeles, USA, with teaching appointment (“Spread Spectrum Systems” course) (1998), Visiting Professor at University of California Los Angeles, Computer Science Dept., Los Angeles, California, USA, with teaching appointment (“Satellite Networks” course) (2000). • Has worked with many institutions such as ISCOM—Ministry of Communications, Arma dei Carabinieri, ISVAP, CNIPA and the Municipality of Rome. • He is author and co-author of more than 150 scientific publications on international journals or presented at international conferences â–ª POSITIONS AND FUNCTIONS: • Consorzio di Ricerca RadioLabs, Director • Consorzio di Ricerca CoRiTeL, Director • Consorzio di ricerca CNIT, Director • Fondazione INNTEA, representative of University of Rome Tor Vergata • AGCOM, Chairman of the “Comitato NGN Italia” • F2i/Metroweb, Chairman of the Advisory Board • IEEE – Institute of Electrical and Electronics Engineers, chairman of Italy Section • IEEE Communications Society, Member of the Strategic Committee 32

Appendix C In-depth Analysis of TIM’s Current Board Corporate Governance Shortcomings

In-depth Analysis of TIM's Current Board Corporate Governance Shortcomings

Timeline Of Recent Events

- **6-Mar Amos Genish announces DigiTIM** industrial plan during FY17 results[1]
- **9-Apr** publication of **Elliott's "Transforming TIM" presentation in which Elliott expresses support for CEO Amos Genish** and his team[2]
- **24-Apr Amos Genish confirmed TIM Director** by the AGM with a 98% approval rate[3], including **Elliott's favourable vote**
- **4-May Full Elliott slate elected** on TIM's Board[4]
- **16-May** TIM **Q1** results – *"**Solid quarterly results**, driven by positive performance in Italy and strong growth in Brazil **supported by DigiTIM strategy**"*[5]
- **Summer**: continued speculations of Amos Genish's potential dismissal
- **24-Jul** TIM **Q2** results – *"Operational results **in line with the DigiTIM plan** confirm TIM's leadership in a highly competitive, challenging market"*[6]
- **8-Nov** TIM **Q3** results – *"**Resilient operating performance**, consistent EBITDA - CapEx growth and debt reduction"*[7]; *"**€2bn write-down** on the goodwill of the Core Domestic business"*[8] mainly **driven by exogenous factors** (see slide 42)
- **12-Nov Telecom Italia**, and its CEO Amos Genish, initiates conversation with **Vodafone** to **jointly build a next-generation wireless network in Italy**[9]
- **13-Nov Amos Genish ousted**[10]
- **18-Nov** Luigi Gubitosi, an **Elliott slate Board Member**, named new CEO **only five days after previous CEO removal, following a battle with fellow Elliott-elected** Member Alfredo Altavilla[11]
- **6-Dec** TIM Board refuses to discuss the opportunity to call a Shareholders' Meeting to elect new External Auditors[12]
- **14-Dec** Vivendi submits to the Board a request for a Shareholders' Meeting
- **21-Dec** Board postpones the discussion about Vivendi's request to call a Shareholders' Meeting[13]
- **14-Jan Board continues the use of delaying tactics which place the company in a state of extended paralysis and uncertainty for employees, shareholders and other stakeholders and sets the date for the next Shareholders' Meeting for 29th of March**[14]
- **17-Jan** TIM pre-announces weak Q4 results and 2019 outlook, implying an either abrupt material lapse in operational and financial discipline within the Company, following the disorderly ousting of Amos Genish weeks earlier[15], or a cynical move to "kitchen-sink" market expectations
- **21-Feb** TIM releases it 2018 financials and its new industrial plan

1. Source: Telecom Italia, see here
2. Elliott "Transforming TIM" presentation (9th April 2018)
3. Source: Telecom Italia, see here and here
4. Source: Telecom Italia, see here
5. Source: Telecom Italia, see here
6. Source: Telecom Italia, see here
7. TIM Earnings Call (8th November 2018)
8. Source: Telecom Italia, see here
9. Source: Bloomberg, see here
10. Source: Telecom Italia, see here
11. Il Messaggero (16th November 2018), Il Sole 24 Ore, La Stampa, La Repubblica (18th November 2018)
12. Source: Telecom Italia, see here
13. Source: Telecom Italia, see here
14. Source: Telecom Italia, see here
15. Source: Telecom Italia, see here

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In-depth Analysis of TIM’s Current Board Corporate Governance Shortcomings â–ª Refusal to discuss the opportunity to call a Shareholders’ Meeting to appoint new External Auditors • Current external auditors mandate expires with the auditing of FY18 financials Examples Of Poor • To ensure a smooth transition between auditors, conferring a mandate ahead of time is becoming the norm and strongly recommended • In February 2018, the Board of Statutory Auditors pointed out that “starting the process before the And Inconsistent expiry of PwC’s mandate was indispensable to respect the principles of independence”¹. To this extent, with the absence of a timely call of the Shareholders’ Meeting, TIM is suffering serious damage as, Corporate starting from 1st January 2019, it is prevented from granting “prohibited non-audit services” to any of the potential candidates for the role of external auditor of the Company • Delay in calling a Shareholders’ Meeting to discuss the appointment of new External Auditors is Governance linked to Board concerns that shareholders could add a resolution to discuss other governance topics, e.g. the removal of some Elliott-nominated Board Members Practices (1/7) â–ª Vivendi formally requested on 14th December 2018 to set the Shareholders’ Meeting date as soon as possible; TIM’s Board refused to discuss the matter on their 21st December meeting and eventually decided on 14th January to set the Shareholders’ Meeting date for the 29th March 2019, i.e. more than three months after the initial request was made, even though the Italian Civil Code requires the Board of Directors to “call a Shareholders’ Meeting without delay” and sanctions Directors who fail to call a meeting within 30 days of the Shareholders’ request² 1. Recommendation of the Board of Statutory Auditors of TIM S.p.A. (26th February 2018) for the granting of the office of the external auditors for the nine-year period 2019-2027 2. Articles 2367 and 2631, Italian Civil Code 35

In-depth Analysis of TIM’s Current Board Corporate Governance Shortcomings Implementing a €2bn impairment charge in Q3-18, without accompanying this with the announcement of a recovery plan and any changes to guidance¹ On 8th November, TIM stated that the write-down was due to the deterioration of the completive and regulatory context and to the increased interest rates”², however, no new guidance or plan was issued in Examples Of Poor response, raising the question of how the targets will be reached In fact, the impairment was used as an excuse to attack TIM’s previous management, who did not have a chance to present its recovery plan and whose CEO was revoked just a few days later, on 13th November And Inconsistent Moreover, there is an inconsistency between the impairment and the fact that TIM’s revenues, EBITDA and Free Cash Flow targets were not revised Corporate Issuing a profit warning in Q4-183 despite a deviation of only c.1%4 from consensus broker estimates Coverage analysts reacted negatively to the news: “The opaquely worded outlook for 2019 suggests that the Governance bad news is likely to keep flowing as the company seems rudderless and adrift in turbulent waters”5 “New CEO Luigi Gubitosi is throwing the kitchen sink at his predecessor’s ambition to grow domestic EBITDA…”5 Practices (2/7) “Telecom Italia’s profit warning barely days after selling bonds has left investors fuming at the falling value of their holdings”…”Any company that announces a profit warning just a week after a bond issue does a disservice to itself and creates negative feeling among bond investors”…”For a company with such a large amount of outstanding debt it is a particularly surprising course of action”6. 1. Except for the 2.7x 2018 NFP/EBITDA target “In consideration of several factors, including the Golden Power fine, the adverse competitive and regulatory environment in the domestic business and the weakening of exchange-rate in Brazil, the Company is not reaffirming its 2.7 Net Financial Position / EBITDA pre-spectrum target for year-end 2018” 2. Source: Telecom Italia, see here 3. Source: Telecom Italia, see here 4. Bloomberg consensus estimates as of 16th January 2019 5. Reuters, “Telecom Italia profit warning exposes shareholder divisions”, see here 6. Bloomberg, “Telecom Italia’s Warning Following Bond Sale Leaves Sour Taste” (18th January 2019) 36

In-depth Analysis of TIM’s Current Board Corporate Governance Shortcomings Examples Of Poor The dismissal process of Amos Genish was at odds with basic corporate governance practices On Thursday, 8th November 2018 (10:28PM), TIM published a press release¹ mentioning that the Board had And Inconsistent approved its Q3 interim results. The following day (9th November), TIM’s CEO and CFO presented the results to the financial community in a conference call. The Board welcomed TIM’s resilience and reiterated its support for the plan Corporate On Sunday, 11th November 2018, responding to a report by Il Messaggero, TIM denied that any Board meeting would be scheduled before 6th December² Governance On Monday evening, 12th November 2018, an emergency Board meeting was called to discuss Amos Genish’s position as CEO, despite the fact that Chairman Conti had reassured CEO Genish, who was leaving for a business trip to Asia, that no discussions were imminent³ Practices (3/7) On Tuesday, 13th November 2018, the Board met at dawn. At 9:30AM, TIM published a press release4 announcing the removal of all powers conferred to Amos Genish On Sunday, 18th November 2018, Luigi Gubitosi was appointed as CEO against TIM’s procedures regulating the CEO succession process 1. Source: Telecom Italia, see here 2. Source: Bloomberg, see here 3. Source: Financial Times, see here 4. Source: Telecom Italia, see here 37

In-depth Analysis of TIM's Current Board Corporate Governance Shortcomings

Examples Of Poor And Inconsistent Corporate Governance Practices (4/7)

- **Shadow Board meetings, with the participation of Elliott representatives**
  - According to press reports[1], the Elliott-nominated Members held shadow Boards excluding all other Independent and Vivendi-related Members to discuss matters related to Amos Genish's succession as a CEO
  - Elliott representatives and advisors have reportedly participated in these reserved discussions
  - **Exclusion of other Board Members from succession discussions are contrary to any corporate governance rule; the press reported that these procedures triggered criticism by the Statutory Auditors and attention from the Authorities[1]**
- **Chair of Nomination and Remuneration Committee, Alfredo Altavilla, openly tried to run as CEO[2]**
  - Altavilla pursued his own personal interests as opposed to benefiting all TIM shareholders, as his Committee should have guaranteed
  - He is reported to have fought a fierce battle outside corporate bodies and the principles regulating the succession plan within TIM Group against the elected CEO Luigi Gubitosi

1. Corriere della Sera (18th November 2018), La Repubblica (18th November 2018), La Stampa (18th November 2018)
2. Il Messaggero (16th November 2018), Il Sole 24 Ore (18th November 2018), La Stampa (18th November 2018), La Repubblica (18th November 2018)

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In-depth Analysis of TIM’s Current Board Corporate Governance Shortcomings The new CEO nominated within five days without complying with the standard CEO succession plan procedures adopted by the Company The CEO succession plan envisages a structured selection procedure of the CEO’s candidates, according to which: Examples Of Poor i. The Board of Directors delegates the Nomination and Remuneration Committee to identify the group of candidates; And Inconsistent ii. The Nomination and Remuneration Committee proposes the characteristics for the ideal candidate profiles, supplementing them with any indications provided by the Executive Directors; iii. The Board of Directors approves the characteristics of the ideal candidates for the succession; Corporate iv. The Nomination and Remuneration Committee ensures that the key resources appraisal system is updated; Governance v. The Nomination and Remuneration Committee [] identifies and monitors, annually, a group of candidates; vi. The Nomination and Remuneration Committee reports annually to the Board of Directors on its Practices (5/7) activity¹ These procedures were not followed for the nomination of Luigi Gubitosi as CEO, whose nomination was “pre-packaged” during the shadow meetings held by Elliott representatives and Elliott-nominated Board Members –ª No third-party CEO candidates were solicited or taken under consideration during the process 1. See 2017 Report on Corporate Governance and Share Ownership of TIM page 23, see here 39

In-depth Analysis of TIM's Current Board Corporate Governance Shortcomings

Examples Of Poor And Inconsistent Corporate Governance Practices (6/7)

- **Chairman Fulvio Conti**
  - **Carries overall responsibility for the serious shortcomings in the governance of TIM**
  - Acted as an Executive Director by continuously interfering with the CEO's activity, and orchestrated and conducted the 'coup' to replace Amos Genish, starting with his refusal to submit to the board the remedial actions that could have avoided the goodwill writedown on November 8, followed by the overnight call of a Board meeting on November 13 while Mr. Genish was in Korea, and then presided over the five-day process to nominate and select the new CEO Luigi Gubitosi
  - Proved incapable of stopping leaks regarding the potential departure of Amos Genish during the summer
  - Moreover, spread misleading statements and accusations on Vivendi, describing it as "*someone who is not at ease*"[1] , commenting that "*We should not waste time defending ourselves from a shareholder that actually created this situation*"[2]; and stating "*Plan developed by them [Vivendi] and managed by Amos Genish, nominated by them […] [Vivendi] wants to have Direzione e Coordinamento*"[3];
  - As a reminder, the DigiTIM plan was developed independently by TIM's management and approved by TIM's Board; Amos Genish was elected by the majority of TIM shareholders with a 98%[4] approval rate

1. La Stampa (8th September 2018)
2. Il Sole 24 Ore, Milano Finanza, La Repubblica, Il Messaggero, Il Giornale (12th December 2018)
3. Corriere della Sera (22nd December 2018)
4. Source: Telecom Italia, see here and here

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In-depth Analysis of TIM’s Current Board Corporate Governance Shortcomings Examples Of Poor And Inconsistent Decision of not nominating a Lead Independent Director in May, which was then reversed in July with the appointment of Dante Roscini Corporate • The Borsa Italiana Corporate Governance Code recommends nominating a Lead Independent Director only in the event that either the Chairman is the person controlling the issuer or that he/she is also the Chief Executive Governance Officer¹ Reversing the initial decision of not nominating a Lead Independent Director is inconsistent with the Practices (7/7) presence of an Independent Chairman 1. Source: Borsa Italiana, Corporate Governance Code, see here 41

Appendix D TIM’s Operating Performance under Previous Management

TIM's Operating Performance under Previous Management

TIM's Previous Management Delivered Resilient Results In A Challenging Market Despite An Un-supportive Board

- **TIM outperformed peers in a challenging domestic market, despite a lack of management support since Elliott's Board election**
  - **Q1 2018:** *"The **solid results of Q1 2018** are driven by **positive Domestic performance** and strong growth in Brazil which confirm we are already leveraging on the **progress made with our DigiTIM strategy**."*[1]
  - **Q2 2018:** *"The **domestic mobile segment continued to perform well** in the second quarter of the year…due to **better operating performances which more than offset the competitive and regulatory challenges**…These solid operating results were accompanied by **careful discipline on costs**, which brought **efficiencies in Opex and major results in Capex**."*[2]
  - **Q3 2018:** *"Despite a complex and challenging macro-economic and market context, **the first nine months of the financial year showed a solid operational management trend.**"*[3]
- **€2bn impairment charge announced in Q3 2018 due only to external factors**
  - *"The decision to write-down the goodwill follows an impairment test and does not affect TIM's cash flows and was due to the **deterioration of the competitive and regulatory context and to the increased interest rates**."*[3]
  - **Despite the deteriorating competitive and regulatory context, no adjustment was made to the three-year plan:** *"The write-down does not change the strategic priorities defined in the three-year Plan and does not consider the reviews that will be brought to the Board's approval aiming at improving operational and financial performance of the Company."*[3]

Source: TIM results (9th November 2018)
1. Source: Telecom Italia, see here
2. Source: Telecom Italia, see here
3. Source: Telecom Italia, see here

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TIM’s Operating Performance under Previous Management â–ª TIM Q3 results were approved by the Board, who showed support to the operational direction of the company and continued execution of the DigiTIM plan, and signed off TIM’s Q3 press release and results presentation Successful • “Despite a complex and challenging macro-economic and market context, the first nine months of the financial year showed a solid operational management trend. Particular attention was paid to the Execution of the evolution of 5G technology, which will represent a key value creation lever” • “The fixed segment benefited from the launch of new premium offers and the strong increase in fibre Plan Acknowledged accesses” • “In the mobile segment TIM was confirmed as the operator with the greatest customer base resilience” by the Board â–ª Commitment to the plan was reiterated; 3-year objectives were not reviewed • “The Company remains committed to the strategic priorities of its plan, which will be reviewed and enhanced” • “The implementation of the DigiTIM Strategic Plan continued, the positive effects of which were recorded in particular in the efficient management of Group CAPEX” • “The investments of the Domestic Business Unit totalled 2 billion euros […] and bring the CAPEX/Sales ratio to 17.5%, in line with the long-term objectives of the Plan that have the ratio below 20%” • “Ultra broadband coverage extended in line with Plan” â–ª All public documents show TIM’s Board full support of the plan until the date of the results publication Source: TIM Q3 2018 press release and investor presentation 44

TIM’s Operating Performance under Previous Management Service Mobile Service Organic EBITDA TIM Most Resilient Revenues Revenues Operator In Italy (1.0%) (2.8%) (1.6%) Outperforming Peers (13.4%) (14.8%) (19.5%)—Q3 2018 Financial (6.3%) (10.0%) (9.7%) Performance “TI proving to be resilient to Iliad entry, outperforming peers in the market and with KPIs and (Y-o-Y Domestic Growth) service revenues better than many had feared. This was confirmed with the 3Q18 results last week.” Coverage Analyst Quote (November 2018) Source: TIM, Wind3, Vodafone Note: All figures refer to quarterly YoY changes, except Vodafone EBITDA (which refers to semi-annual YoY changes) 45

Restoring Value for Telecom Italia Website: https://www.vivendi.com â–ª Vivendi Investor Relations: Xavier Le Roy Tel: +33 1 71 71 18 77 Contacts E-mail: xavier.leroy@vivendi.com â–ª Media: France Jean-Louis Erneux Tel: +33 1 71 71 15 84 E-mail: jean-louis.erneux@vivendi.com United Kingdom Paul Durman Tel: +44 20 7240 24 86 E-mail: paul.durman@teneo.com Italy Auro Palomba Tel: +39 02 89404231 E-mail: auro.palomba@communitygroup.it Roberto Patriarca Tel: +39 335 6509568 E-mail: roberto,patriarca@communitygroup.it â–ª Proxy Agent—Morrow Sodali: Andrea Di Segni Tel: +39 06 4521 28 32 E-mail: a.disegni@morrowsodali.com

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